                                                     Exhibit 2



                   STOCK PURCHASE AGREEMENT

                          BETWEEN

                   GREIF BROS. CORPORATION

                             AND

                   SONOCO PRODUCTS COMPANY,

                  AS THE SOLE SHAREHOLDER OF

  KMI CONTINENTAL FIBRE DRUM, INC., A DELAWARE CORPORATION, SONOCO PLASTIC DRUM, INC., AN ILLINOIS CORPORATION, AND GBC HOLDING CO,
                   A DELAWARE CORPORATION

                  AND AS THE SOLE MEMBER OF

    TOTAL PACKAGING SYSTEMS OF GEORGIA, LLC, A DELAWARE LIMITED
                      LIABILITY COMPANY

                    DATED: March 30, 1998

                     TABLE OF CONTENTS

                                                                  Page


ARTICLE 1.  DEFINITIONS                                             2
Section 1.1.  Definitions                                           2
ARTICLE 2.  PURCHASE AND SALE OF SHARES                            10
Section 2.1.  Purchase and Sale of Shares and TPS
Interest                                                           10
Section 2.2.  Purchase Price                                       11
Section 2.3.  Delivery of Share Certificates and the
Assignment of the TPS Interest                                     11
ARTICLE 3.  CLOSING                                                11
Section 3.1.  Closing                                              11
Section 3.2.  Transactions at Closing                              11
ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE SELLER           13
Section 4.1.  Authority of Seller; No Conflict                     13
Section 4.2.  Organization and Qualification of Each
Acquired Company                                                   14
Section 4.3.  Capitalization of Each Acquired Company              15
Section 4.4.  Books and Records                                    15
Section 4.5.  Financial Statements                                 16
Section 4.6.  Events Subsequent to Most Recent Fiscal
Year End                                                           16
Section 4.7.  Undisclosed Liabilities                              17
Section 4.8.  Compliance with Legal Requirements;
Governmental Authorizations                                        17
Section 4.9.  Legal Proceedings; Orders                            18
Section 4.10.  Taxes                                               18
Section 4.11.  Real Property                                       19
Section 4.12.  Intellectual Property                               21
Section 4.13.  Personal Property; Condition and
Sufficiency of Assets                                              23
Section 4.14.  Inventory                                           24
Section 4.15.  Contracts; No Defaults                              24
Section 4.16.  Notes, Accounts and Other Miscellaneous
Receivables                                                        25
Section 4.17.  Bank Accounts; Powers of Attorney                   26
Section 4.18.  Insurance                                           26
Section 4.19.  Product Warranty                                    26
Section 4.20.  Product Liability                                   26
Section 4.21.  Labor Relations and Compliance                      27
Section 4.22.  Employee Benefits                                   28
Section 4.23.  Customers                                           30
Section 4.24.  Guaranties                                          30
Section 4.25.  Environmental Matters                               30
Section 4.26.  Certain Payments                                    31
Section 4.27.  Related Person Services                             31
Section 4.28.  Brokers' Fees                                       32

Section 4.29.  Financial Projections                               32
Section 4.30.  Disclosure                                          32
ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER                32
Section 5.1.  Organization and Good Standing                       32
Section 5.2.  Authority; No Conflict                               32
Section 5.3.  Certain Proceedings                                  33
Section 5.4.  Brokers' Fees                                        33
Section 5.5.  Investment                                           33
Section 5.6.  No Default                                           33
Section 5.7.  Available Funds                                      33
ARTICLE 6. CERTAIN AGREEMENTS                                      33
Section 6.1.  Investigation of the Acquired Companies
by Buyer                                                           33
Section 6.2.  Preserve Accuracy of Representations and
Warranties                                                         34
Section 6.3.  Consents of Third Parties; Governmental
Authorizations                                                     34
Section 6.4.  Operations Prior to the Closing Date                 35
Section 6.5.  Notification by Seller of Certain Matters            36
Section 6.6. Title Abstracts and Surveys                           36
Section 6.7.  Compliance with Environmental Property
Transfer Acts                                                      37
Section 6.8.  Change of Corporate Names                            37
ARTICLE 7. ADDITIONAL AGREEMENTS                                   37
Section 7.1.  Covenant Not to Compete or Solicit
Business                                                           37
Section 7.2.  Access to Records after Closing                      39
Section 7.3.  Employees and Employee Benefit Plans                 39
Section 7.4.  Confidential Nature of Information                   45
Section 7.5.  No Solicitation                                      45
Section 7.6.  Notes, Accounts and Other Miscellaneous
Receivables                                                        45
Section 7.7. Environmental Matters                                 46
Section 7.8.  Financial Statement Consents                         47
Section 7.9.  Delivery of Audited Financial Statements             47
Section 7.10.  Certain Contracts in the Name of Seller
Relating to the Industrial Container Business                      47
Section 7.11.  Option to Purchase Far East Fibre Drum
Operations                                                         48
Section 7.12.  Post Closing Real Estate Matters                    49
Section 7.13.  Post Closing Intellectual Property
Matters                                                            49
Section 7.14.  Patent Litigation Matters                           50
ARTICLE 8.  CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE           50
Section 8.1.  Conditions Precedent to Buyer's
Obligation to Close                                                50
Section 8.2.  Conditions Precedent to Seller's
Obligation to Close                                                51
ARTICLE 9. COVENANTS AS TO TAX MATTERS                             52
Section 9.1.  Section 338(h)(10) Election                          52
Section 9.2.  Liability for Taxes                                  53
Section 9.3.  Preparation and Filing of Tax Returns                54
Section 9.4.  Cooperation and Assistance                           55

Section 9.5.  Transfer Taxes                                       55
Section 9.6.  Nonforeign Affidavit                                 55
ARTICLE 10.  INDEMNIFICATION; REMEDIES                             55
Section 10.1.  Survival of Representations and
Warranties                                                         55
Section 10.2.  Indemnification and Payment of Damages
by  Seller                                                         56
Section 10.3.  Indemnification and Payment of Damages
by Buyer                                                           56
Section 10.4.  Limitations on Indemnification                      57
Section 10.5.  Procedure for Indemnification--Third
Party Claims                                                       57
Section 10.6.  Procedure for Indemnification--Direct
Claims                                                             58
Section 10.7.  Procedure for Indemnification--Direct
Environmental Claims                                               58
ARTICLE 11. TERMINATION                                            61
Section 11.1.  Termination                                         61
Section 11.2.  Notice of Termination                               61
Section 11.3.  Effect of Termination                               61
ARTICLE 12.  GENERAL PROVISIONS                                    61
Section 12.1.  Expenses                                            61
Section 12.2.  Public Announcements                                62
Section 12.3.  Notices                                             62
Section 12.4.  Further Assurances                                  63
Section 12.5.  Waiver                                              63
Section 12.6.  Entire Agreement and Modification                   63
Section 12.7.  Assignments, Successors, and No Third-
Party Rights                                                       63
Section 12.8.  Severability                                        64
Section 12.9.  Section Headings, Construction                      64
Section 12.10.  Time of Essence                                    64
Section 12.11.  Governing Law                                      64
Section 12.12.  Counterparts                                       64
Section 12.13.  Incorporation of Exhibits and Schedules            64

                    STOCK PURCHASE AGREEMENT


		This Stock Purchase Agreement ("Agreement") is made as of March 30, 1998, by and between Greif Bros. Corporation, a
Delaware corporation (the "Buyer"), and Sonoco Products Company, a South Carolina corporation (the "Seller").

WITNESSETH:

		WHEREAS, Seller owns (a) directly all of the issued and outstanding shares of KMI Continental Fibre Drum, Inc., a
Delaware corporation ("KMI"), which wholly owns, as a Subsidiary, Sonoco Fibre Drum, Inc., a Delaware corporation ("SFD"), which in turn wholly owns, as a Subsidiary, Sonoco Packaging Services, Inc., a Delaware corporation ("SPS"), (b) directly all of the issued and outstanding shares of Sonoco Plastic Drum, Inc., an Illinois corporation ("SPD"), which wholly owns, as Subsidiaries, Sonoco Plastic Drum Southwest Division, Inc., a Texas corporation
("SPD Southwest") and Sonoco Plastic Drum, Inc., a Kentucky corporation ("SPD Southeast"), (c) directly all of the issued and outstanding shares of GBC Holding Co., a Delaware corporation
("GBC Holding"), (d) indirectly through wholly-owned Subsidiaries all of the issued and outstanding shares of Fibro Tambor, S.A. de
C.V., a Mexican corporation ("Fibro Tambor") and (e) directly
100% percent of the membership interest in the equity and earnings of Total Packaging Systems of Georgia, LLC, a Delaware limited liability company ("TPS").

		WHEREAS, KMI, SPD, GBC Holding, Fibro Tambor, TPS and their respective Subsidiaries (including SFD, SPS, SPD Southwest and SPD Southeast) are in the business of producing, manufacturing, selling and leasing plastic drums, fibre drums and intermediate bulk containers principally in the United States and Mexico and refurbishing and reconditioning plastic drums principally in the United States and Mexico, and the business operations of such entities, together with the Far East Fibre
Drum Operations, constitute all of industrial container business operation of the Seller and its affiliates (all of such business, excluding therefrom the production, manufacturing, selling and leasing of intermediate bulk containers pursuant to or in connection with a License Agreement dated April 1, 1989 with Sotralentz, S. A. (the "IBC Business") shall hereinafter be referred to as the "Industrial Container Business").

		WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Industrial Container Business in the manner set forth in this Agreement.

		WHEREAS, Seller desires to sell, and Buyer desires to purchase, (a) all of the issued and outstanding shares (the
"Shares") of capital stock of (i) KMI, (ii) SPD, (iii) GBC
Holding and (iv) Fibro Tambor and (b) all of the membership interest of Seller in the equity and earnings of TPS (the "TPS
Interest") for the consideration and on the terms set forth in this Agreement.

		NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, Buyer and Seller agree as follows:

ARTICLE 1.  DEFINITIONS

		Section 1.1.  Definitions.  For purposes of this
Agreement, the following terms shall have the following meanings:

		"Accounting Firm" has the meaning specified in Section
9.3(d).

		"Acquired Company" means, individually, KMI, SPD, GBC Holding, Fibro Tambor, TPS and each of their respective
Subsidiaries, including SFD, SPD Southwest, SPD Southeast and
SPS.

		"Acquired Companies" means KMI, SPD, GBC Holding, Fibro Tambor, TPS and each of their respective Subsidiaries, including
SFD, SPD Southwest, SPD Southeast and SPS, collectively.

		"Agreement" has the meaning specified in the first paragraph of this document.

		"Allocations" has the meaning specified in Section
9.1(b).

		"Applicable Contract" means any Contract specified in
Section 4.15.

		"Assets" means all right, title and interest in and to all of the assets of the Acquired Companies, including, without limitation, (a) all real property, leaseholds and subleaseholds therein, improvements, fixtures and fittings thereon, and easements, rights-of-way and other appurtenances thereto, (b) all tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, dies and office equipment), (c) Intellectual Property of the Acquired
Companies (excluding the name "Sonoco" and any derivations, abbreviations or symbols thereof), the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, (d) accounts, accounts receivable, notes receivable and all other receivables, (e) cash and cash equivalents, (f) prepaid assets, (g) marketable securities and (h) deposits.

		"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

	"Buyer" has the meaning specified in the first paragraph of this Agreement.

	"Buyer Ancillary Agreements" means all Contracts, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

	"CERCLA" means the Comprehensive Environmental Response,
Compensation, and Liability Act of 1980, as amended, and the regulations promulgated thereunder.

	"Closing" has the meaning specified in Section 3.1.

	"Closing Date" means the date as of which the Closing actually takes place.

	"Company" means, individually, (a) KMI, (b) SPD and (c)
GBC Holding.

	"Company Group" means the "affiliated group" (as defined in Section 1504(a) of the IRC without regard to the limitations contained in Section 1504(b) of the IRC) that includes Seller.

	"Company Property" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset currently or formerly owned, leased or operated by any of the Acquired Companies.

	"Copyrights" means United States and foreign copyrights, copyrightable works, and mask work, whether registered or unregistered, and pending applications to register the same.

		"Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental
Authorization).

	"Contaminant" means any waste, pollutant, hazardous or toxic substance, petroleum, petroleum-based substance or waste, or any other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic, or a pollutant or a contaminant under or pursuant to, any Environmental Law.

		"Contemplated Transactions" means all of the transactions contemplated by this Agreement, including: (a) the sale of the Shares of KMI, SPD, GBC Holding and Fibro Tambor by Seller (or, in the case of the Shares of Fibro Tambor, one or more of its wholly-owned Subsidiaries) to Buyer (or in the case of the Shares of Fibro Tambor, one or more affiliates of Buyer identified by Buyer; (b) the sale of the TPS Interest by Seller to Buyer; (c) the sale of the entire Industrial Container Business by Seller to Buyer, including the indirect acquisition by Buyer of all of the issued and outstanding shares of SFD, SPD Southwest, SPD Southeast and SPS, which entities are wholly-owned Subsidiaries of either KMI or SPD; and (d) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement.

		"Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

		"Election" shall have the meaning specified in Section
9.1(a).

	"Encumbrance" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

	"Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

	"Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body for (a) any Liability under any Environmental Law or (b) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the Environment.

	"Environmental Law" means all Legal Requirements relating to or addressing the Environment, including those that require or relate to: (a) advising appropriate Governmental Bodies, employees and the public of intended or actual Release of Contaminants, violations of discharge limits, or other prohibitions; (b) preventing, or reducing to acceptable levels, the Release of Contaminants into the Environment; (c) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics, of Contaminants that are generated;
(d) reducing to acceptable levels the risks inherent in the transportation of Contaminants; (e) cleaning up Contaminants that have been released or paying the costs of such clean up; or (f) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets. Environmental Law includes, without limitation, the Clean Air Act, as amended, CERCLA, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, RCRA, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of
1984, as amended, the Superfund Amendments and Reauthorization
Act of 1986, as amended, the Hazardous Materials Transportation
Act, as amended, and any state laws implementing or that are analogs to the foregoing federal laws.

	"Environmental Property Transfer Acts" means any applicable Legal Requirements that, for environmental reasons, conditions, restricts, prohibits or requires any notification or disclosure with respect to the direct or indirect transfer, sale, lease or closure of any property, including any so-called "Environmental Cleanup Responsibility Acts" or "Responsible Property Transfer Acts."

	"ERISA" means the Employee Retirement Income Security
Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

	"Exclusive Distributorship Agreement" means the
Exclusive Distributorship Agreement between Buyer and Seller attached hereto as Exhibit C.

	"Expenses" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

	"Far East Fibre Drum Operations" has the meaning specified in Section 7.1.

	"Fibro Tambor" has the meaning specified in the recitals of this Agreement.

	"Financial Statements" has the meaning specified in
Section 4.5.

	"GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which any balance sheet or other financial statements referred to in Section 4.5 were prepared.

	"GBC Holding" has the meaning specified in the recitals of this Agreement.

	"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal
Requirement.

	"Governmental Body" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

	"HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

	"IBC Business" has the meaning specified in the recitals of this Agreement.

	"IBC Sales Agreement" shall mean the IBC Sales
Agreement attached as Exhibit D.

	"Industrial Container Business" has the meaning specified in the recitals of this Agreement.

	"Intellectual Property" means Copyrights, Patent
Rights, Trademarks and Trade Secrets and all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate or pertain to any of the foregoing.

	"Interest Rate" has the meaning specified in Section
9.1(d).

	"IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

	"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United
States Department of the Treasury.

	"KMI" has the meaning specified in the first paragraph of this document.

	"Knowledge of the Seller" means the actual knowledge, after due inquiry, of (a) any executive officer of Seller charged with responsibility for the Industrial Container Business, (b) any of the officers or management employees (including plant managers) of any of the Acquired Companies, (c) any in-house legal counsel for Seller or any of the Acquired Companies with duties relating to the Industrial Container Business, (d) any internal accountant, auditor or other employee of Seller or any of the Acquired Companies charged with the responsibility for preparing financial statements for any of the Acquired Companies or for compliance by any of the Acquired Companies with Legal Requirements relating to Taxes, including compliance with Legal Requirements relating to Taxes when an Acquired Company is a member of an affiliated, consolidated, combined or unitary group,
(e) any employee of Seller or any of the Acquired Companies charged with responsibility for compliance by any of the Acquired Companies with any Environmental Law or (f) any employee of Seller or of the Acquired Companies charged with responsibility for compliance by any of the Acquired Companies with Legal Requirements relating to employment.

	"Leased Real Property" has the meaning specified in
Section 4.11(b).

	"Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

	"Liability" mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

	"Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

	"Material Adverse Effect" means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the Assets, business, financial condition, results of operations or prospects of the Acquired Companies, taken as a whole.

	"Most Recent Financial Statements" has the meaning specified in Section 4.5.

	"Most Recent Fiscal Month End" has the meaning specified in Section 4.5.

		"Most Recent Fiscal Year End" has the meaning specified in Section 4.5.

		"Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other
Governmental Body or by any arbitrator.

		"Ordinary Course of Business" means an action taken by a Person if: (a) such action is consistent with the past practices of such Person (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such Person; and (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

		"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) the partnership agreement and any certificate or statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership;
(d) the articles or certificate of organization of a limited liability company and the operating agreement or limited liability company agreement of a limited liability company;
(e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

	"Owned Real Property" has the meaning specified in
Section 4.11(a).

	"Owned Software" has the meaning specified in Section
4.12(g).

	"Patent Rights" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions
(whether or not patentable or reduced to practice) and improvements thereto.

	"Permitted Encumbrances" means: (a) liens for Taxes and other governmental charges and assessments arising in the Ordinary Course of Business which are not yet due and payable,
(b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable (c) other liens on property which are not material in amount, and (d) easements, encroachments, covenants, restrictions, rights of way, defects in title or other encumbrance of any kind which do not interfere with, and are not violated by, the consummation of the Contemplated Transactions, and do not impair the marketability of, or materially detract from the value of, or materially impair the existing use of, the property affected thereby.

	"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

	"Plan" has the meaning specified in Section 4.22.

	"Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

	"Purchase Price" has the meaning specified in
Section 2.2.

	"RCRA" means the Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated thereunder.

	"Related Person" means, with respect to a particular individual: (a) each other member of such individual's Family;
(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;
(c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the first degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

	"Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor Environment or into or out of any Company Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Company Property.

	"Representative" means, with respect to a particular
Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

	"Seller " has the meaning specified in the first paragraph of this Agreement.

	"Seller Ancillary Agreements" means all Contracts, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

	"SFD" has the meaning specified in the recitals of this Agreement.

	"SPD" has the meaning specified in the recitals of this Agreement.

	"SPD Southeast" has the meaning specified in the recitals of this Agreement.

	"SPD Southwest" has the meaning specified in the recitals of this Agreement.

	"SPS" has the meaning specified in the recitals of this Agreement.

	"Shares" has the meaning specified in the recitals of this Agreement.

	"Software" means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

	"Straddle Periods" has the meaning specified in Section
9.2(c).

	"Subsidiary" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

	"Tax" means any federal, state, local, or foreign tax (including any income, gross receipts, capital gains, license, lease, service, service use, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC Section 59A), customs duties, capital stock, franchise, profits, withholding, social security
(or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever) levy, assessment, tariff, duty, deficiency or other fee, including any interest, fine, penalty, or addition thereto, whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any Tax Sharing Arrangement or any other Contract relating to sharing or payment of such tax, levy, assessment, tariff, duty, deficiency or other fee or otherwise payable as a result of being a member of an affiliated, consolidated, combined or unitary group.

	"Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

	"Tax Sharing Arrangement" means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes one or more of the Acquired Companies.

	"Threatened" means, in respect of any claim, Proceeding, dispute, action, or other matter, any demand or statement that has been made (orally or in writing) or any notice that has been given (orally or in writing), or any other event that has occurred or any other circumstances exist that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

	"TPS" has the meaning specified in the recitals of this Agreement.

	"TPS Interest" has the meaning specified in the recitals of this Agreement.

	"Trademarks" means United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which any Acquired Company is conducting business or has within the previous five years conducted business), corporate names (including, with respect to each of the foregoing, all of the goodwill associated therewith), whether registered or unregistered, and pending applications to register the foregoing.

	"Trade Secrets" means confidential information, ideas, compositions, trade secrets, know-how, manufacturing and production processes and techniques, research information, drawings, specification, designs, plans, improvements, concepts, methods, processes, formulae, reports, data, customer and supplier lists, mailing lists, financial, business and marketing plans, or other proprietary information.

	"Transitional Services Agreement" means the
Transitional Services Agreement between the Buyer and Seller in the form attached hereto as Exhibit A.


ARTICLE 2.  PURCHASE AND SALE OF SHARES

		Section 2.1. Purchase and Sale of Shares and TPS Interest . On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller (or, with respect to the Shares of Fibro Tambor, Buyer and/or one or more of its affiliates from one or more wholly-owned Subsidiaries of Seller), and Seller agrees (and with respect to the Shares of Fibro Tambor, Seller agrees to cause its wholly-owned Subsidiaries) to sell, transfer, convey and deliver to Buyer (or with respect to Fibro Tambor, Buyer and/or one or more of its affiliates), free and clear of all Encumbrances, all of the Shares of KMI, SPD, GBC Holding and Fibro Tambor at the Closing. On and subject to the terms and conditions of this Agreement, Buyer also agrees to purchase from Seller, and Seller agrees to sell, transfer, convey and deliver to Buyer, free and clear of all Encumbrances, the TPS Interest at the Closing. At the Closing, KMI shall own, free and clear of all Encumbrances, all of the issued and outstanding shares of SFD (which in turn shall own, free and clear of all Encumbrances, all of the issued and outstanding shares of SPS), and SPD shall own, free and clear of all Encumbrances, all of the issued and outstanding shares of SPD Southeast and SPD Southwest.

		Section 2.2. Purchase Price. The aggregate purchase price (the "Purchase Price") for the Industrial Container
Business (including for all of the Shares and the TPS Interest) is One Hundred Eighty-Five Million Three Hundred Ninety Five
Thousand Dollars ($185,395,000). At the Closing, Buyer shall pay to Seller the Purchase Price by wire transfer in accordance with written instructions delivered to Buyer from Seller at least two business days prior to the Closing.

		Section 2.3. Delivery of Share Certificates and the Assignment of the TPS Interest. At the Closing, Seller shall deliver to Buyer valid share certificates issued by KMI, SPD, GBC Holding and Fibro Tambor evidencing all the Shares of each such corporation owned of record by Seller (or in the case of Fibro Tambor, owned of record by one or more wholly-owned Subsidiaries of Seller), each duly endorsed in blank or with separate stock powers duly endorsed in blank attached, with signatures guaranteed by a commercial bank or by a member firm of the New
York Stock Exchange. At the Closing, Seller shall deliver an assignment, duly executed by Seller, transferring all of the TPS Interest to Buyer. The assignment shall be in such form as Buyer's counsel may reasonably require.

ARTICLE 3.  CLOSING

		Section 3.1. Closing. The closing of the Contemplated Transactions (the "Closing") shall take place at the offices of Buyer's counsel, Vorys, Sater, Seymour and Pease LLP, at 52 East
Gay Street, Columbus, Ohio, at 2:00 p.m. (local time) on March
30, 1998.

		Section 3.2.  Transactions at Closing.

		(a)	At Closing, Seller shall deliver to Buyer the
      following:

			(i)  	the share certificates evidencing the Shares
         of KMI, SPD, GBC Holding and Fibro Tambor as provided in Section 2.3;

			(ii) 	the original corporate minute books and stock
         records of each Acquired Company, together with the original share certificates evidencing that
         (a) SFD is a wholly-owned Subsidiary of KMI,
         (b) SPS is a wholly-owned Subsidiary of SFD,
         (c) SPD Southwest is a wholly-owned Subsidiary of SPD and (d) SPD Southeast is a wholly-owned
         Subsidiary of SPD;

			(iii) an assignment of the TPS Interest as provided in Section 2.3, together with (a) the releases and resignations contemplated by the

          Limited Liability Company Agreement of TPS
          (including the resignations and releases of Gary Crutchfield and Greg Wall as members of the Members Committee of TPS) in connection with such assignment, (b) the original minute books of TPS and (c) copies of documents executed in connection with the purchase by Seller of the membership interest of Twin
          City Container, Inc. in February 1998;

			(iv)  	the certificate of an officer of Seller
          described in Section 8.1(b);

			(v)  	 a certificate of good standing of Seller, as
          of the most recent practicable date, from the Secretary of State of the State of South
          Carolina and from the Secretary of State of the state of incorporation or organization for each of the Acquired Companies;

			(vi)	  the certificate of an officer of Seller
          certifying (a) the adoption and copies of resolutions of the Board of Directors of Seller approving the Contemplated
          Transactions and (b) the incumbency of the officers of Seller who are either executing this Agreement or any of the other documents contemplated hereunder, and the certificate of an officer of affiliates of the Seller certifying (a) the adoption and copies of any resolutions evidencing any other required corporate approvals by any of the affiliates of the Seller and (b) the incumbency of the officers of affiliates of Seller who are executing any of the other documents contemplated hereunder;

			(vii)  the certificate of an officer of each
          Acquired Company certifying and attaching thereto true and complete copies of the Organizational Documents of the Acquired
          Company (the certificate of incorporation attached thereto shall be certified by the applicable Secretary of State);

			(viii) opinion of counsel described in Section
          8.1(d);

			(ix)  	evidence of the receipt of the Consents, as
          described in Section  8.1(f);

			(x)	   evidence of the assignment by Seller or an
          affiliate of the Seller (other than an
          Acquired Company) to an Acquired Company of specific identified Contracts (including those requiring Consent to the assignment of such Contract and those not requiring Consent to the assignment of the Contract) that relate to the Industrial Container Business but that have as a party thereto Seller or an affiliate of Seller other than an Acquired
          Company (provided that the form of assignment and the Acquired Company to which such Contract shall be assigned shall be reasonably acceptable to Buyer);

			(xi)	  the executed Transitional Services Agreement;

			(xii) evidence of the filing of the name changes for the Acquired Companies as contemplated by
          Section 6.8 of this Agreement;

			(xiii) evidence of the termination of the Trademark License Agreement as between SPC Resources,
          Inc. and any one or more of the Acquired
          Companies that are parties to such agreement;

			(xiv)  the executed IBC Sales Agreement; and

			(xv)  	the executed Exclusive Distributorship
          Agreement.

		(b)	At Closing, Buyer shall deliver to Seller the
      following:

			(i)	   the Purchase Price, in the manner set forth
          in Section 2.2;

			(ii)  	the certificate of an officer of Buyer
          described in Section 8.2(b);

			(iii)  opinion of counsel described in Section
          8.2(d);

			(iv)  	certificates of incumbency of the officers of
          Buyer who are executing this Agreement and the other documents contemplated hereunder;

			(v) certified copies of resolutions of the Board of Directors of Buyer approving the Contemplated Transactions;

			(vi)  	the executed Transitional Services Agreement;

			(vii)  the executed IBC Sales Agreement; and

			(viii) the executed Exclusive Distributorship
          Agreement.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

		Seller represents and warrants to Buyer as follows:

		Section 4.1.  Organization and Authority of Seller; No
Conflict.

		(a)	Seller is a corporation duly organized, validly
existing, and in good standing under the laws of the State of South Carolina. Seller has full corporate power and authority to conduct its business as it is now being conducted. Seller has full corporate power and authority to execute, deliver and perform this Agreement and each Seller Ancillary Agreement to which it is a party. This Agreement and each Seller Ancillary
Agreement has been duly approved and authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery of the Seller Ancillary Agreements, such agreements will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

   (b)	Except as set forth in Schedule 4.1(b), neither
the execution and delivery of this Agreement or any of the Seller Ancillary Agreements nor the consummation or performance of this Agreement, any of the Seller Ancillary Agreements or any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller or any of the Acquired Companies, or (B) any resolution adopted by the board of directors or the shareholder(s) of Seller or any of the Acquired Companies; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, any of the Acquired Companies, or any of the Assets owned or used by any of the Acquired Companies may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the Industrial Container Business of, or any of the Assets owned or used by, any of the Acquired Companies; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets owned or used by any of the Acquired Companies. Except as provided under the HSR Act and except as set forth in Schedule 4.1(b), neither Seller nor any of the Acquired Companies is or will be required to give any notice to or obtain any Consent from any Person (including from any Governmental Body) in connection with the execution and delivery of this Agreement, any of the Seller Ancillary Agreements or the consummation or performance of any of the Contemplated Transactions.

		Section 4.2. Organization and Qualification of Each Acquired Company. Schedule 4.2 contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, and other jurisdictions in which it is authorized to do business. Each Acquired Company (other than TPS) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not result in Liability of more than $10,000 individually to any Acquired Company or more than $25,000 in the aggregate to the Acquired Companies. TPS is a limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary. No other jurisdiction has demanded, requested or otherwise indicated that any such Acquired Company is required so to qualify. Each Acquired Company has full power and authority to conduct its business as it is now being conducted.

		Section 4.3.  Capitalization of Each Acquired Company.
Schedule 4.3 sets forth (a) the name of each Acquired Company,
(b) the authorized capital stock (or, in the case of TPS, equity interests) of the Acquired Company, (c) the number of issued and outstanding shares of capital stock (or, in the case of TPS, equity interests) of each Acquired Company and (d) the beneficial and record owner of all such shares of capital stock or equity interest. All of the issued and outstanding shares of capital stock (or, in the case of TPS, equity interests) of each Acquired Company have been validly issued, are fully paid and nonassessable. All of the issued and outstanding shares of capital stock (or, in the case of TPS, equity interests) of each Acquired Company are owned by the record holder thereof free and clear of all Encumbrances. There are no outstanding subscriptions, options, warrants, calls, rights (including unsatisfied preemptive rights), convertible securities, obligations to make capital contributions or advances, or voting trust arrangements, proxies, stockholders' agreements or other agreements, commitments or understandings of any character relating to the issued or unissued capital stock (or, in the case of TPS, equity interests) of any Acquired Company or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock or equity interest, or otherwise obligating Seller or any Acquired Company to issue, transfer or sell any of such capital stock, equity interests or such other securities. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired
Company or any of its securities.  Except as set forth in
Schedule 4.3, no Acquired Company owns, directly or indirectly, of record or beneficially, or has any Contract to acquire, any equity securities or other securities of any Person (other than equity securities of Acquired Companies).

Section 4.4. Books and Records. The books of account, minute books, stock record books and other corporate records of the Acquired Companies are true and complete in all material respects, have been maintained in accordance with Legal Requirements and accurately present and reflect in all material respects all the transactions therein described. The minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and action taken by, the stockholders (or, in the case of TPS, members), the Boards of Directors and committees of the Boards of Directors (or in the case of TPS, the Board of Managers) of the Acquired Companies on or after (i) in the case of SPD, SPD Southeast and SPD Southwest, March 3, 1986, and (ii) in the case of KMI and SFD, February 25, 1985, and no meeting of any such stockholders (or, in the case of TPS, members), Board of Directors (or in the case of TPS, the Board of Managers) or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records (including the minute books of the Acquired Companies) will be in the possession of the Acquired Companies.

		Section 4.5. Financial Statements. Subject to the provisions of Section 7.9 of this Agreement, attached hereto as
Schedule 4.5 are the following financial statements (collectively the "Financial Statements"): (a) audited consolidated financial statements for the fiscal year ended December 31, 1995, for the fiscal year ended December 31, 1996 and for the fiscal year ended December 31, 1997 (with the December 31, 1997 being referred to as the "Most Recent Fiscal Year End") for the Acquired Companies; and (b) unaudited interim financial statements (the "Most Recent Financial Statements") as of and for the two months ended
February 28, 1998 (the "Most Recent Fiscal Month End") for the Acquired Companies. The audited Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Acquired Companies as of such dates and the results of operations of the Acquired Companies for such periods. The unaudited Financial Statements have been prepared on a consistent basis with past practices, present fairly the financial condition of the Acquired Companies as of such date and the results of operations of the Acquired Companies for such period. Also attached as Schedule
4.5 are the audited consolidated financial statements for the fiscal year ended December 31, 1995, for the fiscal year ended December 31, 1996 and for the fiscal year ended December 31, 1997 for the Acquired Companies that covers both the Industrial Container Business and the IBC Business.

		Section 4.6. Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the Assets, financial condition, operations, results of operations, or the Industrial Container Business of the Acquired Companies. Since the Most
Recent Fiscal Year End, except as set forth in Schedule 4.6 or as provided in this Agreement, each of the Acquired Companies has operated in the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date, except as set forth in Schedule 4.6 or as otherwise provided in this Agreement:
(a) the Acquired Companies have not sold, leased, transferred, or assigned any of their Assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business and have not incurred any Liability other than in the Ordinary Course of Business; (b) the Acquired Companies have not entered into any Applicable Contract outside the Ordinary Course of Business; (c) the Acquired Companies have not accelerated, delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business or the collection of notes or accounts receivable outside the Ordinary Course of Business; (d) the Acquired Companies have maintained inventory (including work -in-process) at levels consistent with their past practices in the Ordinary Course of Business, (e) the Acquired Companies have not accelerated, delayed or postponed the acquisition, repair or replacement of machinery, equipment and other assets used in connection with the business of the Acquired Companies in the Ordinary Course of Business; (f) the Acquired Companies have not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business; (g) the Acquired Companies have not experienced any material damage, destruction, or loss (whether or not covered by insurance) to their Assets; (h) the Acquired Companies have not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business; (i) the Acquired Companies have not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; (j) the Acquired Companies have not made, or agreed to make, any payment of cash or distribution of assets to Seller or any affiliate of Seller except for payments for services rendered or products delivered in the Ordinary Course of Business and except for distributions of cash made in the Ordinary Course of Business;
(k) the Acquired Companies have not made any change in the accounting principles and practices used by the Acquired
Companies from those applied in the preparation of the Financial Statements; (l) the Acquired Companies have not prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 9.2(b) or accelerating deductions to periods for which Seller is liable pursuant to Section 9.2(a), (m) the Acquired Companies have not paid, agreed to pay or incurred any Liability for any payment for any contribution to any Plan other than in the Ordinary Course of Business or paid any bonus to any employees other than in the Ordinary Course of Business or granted any increase in compensation to any employee other than in the Ordinary Course of Business or made any increase or enhancement of benefits in any of the Plans other than in the Ordinary Course of Business and (s) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Acquired Companies.

		Section 4.7. Undisclosed Liabilities. Except as set forth in Schedule 4.7, the Acquired Companies do not have any Liability (and there is no Basis for any present or future
Proceeding against it giving rise to any Liability), except for
(a) Liabilities set forth on the face of the Most Recent
Financial Statements and (b) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of
Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of any Legal Requirement); and (c) Liabilities which do not either singly or in the aggregate exceed $20,000.

		Section 4.8.  Compliance with Legal Requirements;
Governmental Authorizations.

		(a)	Except as set forth in Schedule 4.8: (i) each
Acquired Company is and has been in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Industrial Container Business or the ownership or use of any of its Assets; and (ii) to the Knowledge of Seller, no Acquired Company has received any notice or other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any material Legal Requirement.

		(b)	Schedule 4.8 contains a complete and accurate list
of each Governmental Authorization that is held by an Acquired
Company or that otherwise relates to the business of, or to any of the Assets owned or used by, the Acquired Company. Each
Governmental Authorization listed or required to be listed in
Schedule 4.8 is valid and in full force and effect.  The
Governmental Authorizations listed in Schedule 4.8 collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Company to lawfully conduct and operate the Industrial Container Business in the manner it currently conducts and operates such business and to permit the Acquired Company to own and use its Assets in the manner in which it currently owns and uses such Assets, except for such Governmental Authorizations where the failure to have such Governmental Authorizations would not result in Liability of more than $10,000 individually to any Acquired Company or more than $25,000 in the aggregate to the Acquired Companies. Except as set forth on Schedule 4.8, the purchase of the TPS Interest and the Shares of KMI, SPD, GBC
Holding and Fibro Tambor by Buyer shall not invalidate any such Governmental Authorization or otherwise require any filing with or disclosure to any Governmental Body in order to maintain the validity of, keep in full force and effect, the Governmental
Authorizations.

Section 4.9. Legal Proceedings; Orders. Except as set forth in Schedule 4.9, there is no pending Proceeding: (a) that has been commenced by or against an Acquired Company or that otherwise relates to or may materially affect the business of, or any of the Assets owned or used by, an Acquired Company; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Seller, no such Proceeding has been Threatened. Except as set forth in
Schedule 4.9: (a) there is no Order to which an Acquired Company, or any of the Assets owned or used by an Acquired Company, is subject; and (b) to the Knowledge of the Seller, no officer, director, agent, or employee of Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

		Section 4.10.  Taxes.

	(a)	Except as set forth in Schedule 4.10, (i) each
Acquired Company and each Company Group has duly and timely filed all Tax Returns required to be filed on or before the Closing Date (taking into account permitted extensions), (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes owed by an Acquired Company or a Company Group which have become due with respect to the period covered by each such Tax Return have been timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to an Acquired Company or a Company Group have been satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

 (b)	None of the Tax Returns of an Acquired Company
that only contain financial information concerning the Acquired
Company has been audited by a Governmental Body except as set forth in Schedule 4.10 and except for Tax Returns for periods for which the statute of limitations has expired.

 (c)	There is no claim against an Acquired Company for
any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of an Acquired Company that only contains financial information concerning the Acquired Company other than those disclosed in
Schedule 4.10. To the Knowledge of the Seller, there is no Basis for any assessment, deficiency or adjustment with respect to any Tax Return of an Acquired Company that only contains financial information concerning the Acquired Company.

	(d)	Except as set forth in Schedule 4.10, there is not
in force any extension of time with respect to the due date for the filing of any Tax Return of an Acquired Company that only contains financial information concerning the Acquired Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to an Acquired Company.

	(e)	Except as set forth in Schedule 4.10, none of the
Acquired Companies has any Liability for the Taxes of any Person as a transferee or successor, by Contract or otherwise.

	(f)	There are no liens for Taxes (other than for
current Taxes not yet due and payable) upon the Assets of any Acquired Company.

	(g)	All Tax Sharing Arrangements and Tax indemnity
arrangements relating to any Acquired Company (other than this Agreement) will terminate prior to the Closing Date, and no Acquired Company will have any Liability thereunder on or after the Closing Date.

(h)	None of the Acquired Companies is or has been a
United States Real Property Holding Corporation (as defined in
Section 897(c)(2) of the IRC) during the applicable period specified in Section 897(c)(1)(A)(ii) of the IRC.
(i)	TPS is disregarded as an entity separate from its
owner for federal income Tax purposes and has not elected otherwise pursuant to Treasury Regulation Section 301.7701-3.

		Section 4.11.  Real Property.

	(a)	Schedule 4.11(a) contains a brief description of
(i) each parcel of real property owned by an Acquired Company (the "Owned Real Property") (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by an Encumbrance thereon) and (ii) each option held by an Acquired Company to acquire any real property. Except as set forth in Schedule 4.11(a), each Acquired Company has good, marketable and insurable (at ordinary rates) title in fee simple absolute to all Owned Real Property held of record by such Acquired Company and to all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth on Schedule 4.11(a), each Acquired Company has fulfilled and performed in all material respects all its obligations, and all obligations binding upon any Owned Real Property, under each of the Encumbrances to which any Owned Real Property is subject, and, to the Knowledge of Seller, no Acquired Company is in breach or default under, or in violation of or noncompliance with, any such Encumbrances, and to the Knowledge of Seller, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a breach, default, violation or noncompliance. Except as set forth on Schedule 4.11(a), each Owned Real Property has received all Governmental Authorizations required in connection with the operation thereof and has been operated and maintained in all material respects in accordance with all Legal

Requirements (including all Legal Requirements relating to zoning). The consummation of the Contemplated Transactions by this Agreement will not result in any breach or violation of, default under or noncompliance with, or any forfeiture or impairment of any rights under, any Encumbrance to which any Owned Real Property is subject, or require any consent, approval or act of, or the making of any filing with, any Person party to or benefited by or possessing the power or authority to exercise rights or remedies under or with respect to any such Encumbrance. All public utilities currently utilized at each Owned Real Property give adequate service to the Owned Real Property, and the Owned Real Property has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate Governmental Body. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in Seller's or the Acquired Company's possession and any policies of title insurance currently in force and in the possession of Seller or the Acquired Company with respect to each such parcel have heretofore been delivered by Seller to Buyer.

	(b)	Schedule 4.11(b) sets forth a list and brief
description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal, purchase and termination options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by, and the space occupied under, such lease or other agreement) under which (i) an Acquired Company is lessee or sublessee of, or holds, uses or operates, any real property owned by any third Person (the "Leased Real Property") or (ii) an Acquired Company is lessor of any of the Owned Real Property. Except as set forth in Schedule 4.11(b), each Acquired Company has the right to quiet enjoyment of all the Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the Acquired Company in such Leased Real Property is not subject or subordinate to any Encumbrance, except for Permitted Encumbrances. Except as set forth on Schedule 4.11(b) and except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by an Acquired Company or of any of the Owned Real Property by any Person other than an Acquired Company. With respect to each lease and similar agreement listed in Schedule 4.11(b), except as set forth on
Schedule 4.11(b) : (i) the lease is legal, valid, binding, enforceable, and is in full force and effect; (ii) no Acquired Company, and to the Knowledge of the Seller, no other party is in breach or default, and to the Knowledge of Seller, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iii) no Acquired Company, and to the Knowledge of the Seller, no other party to the lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease; (v) no Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; (vi) to the Knowledge of Seller all facilities leased or subleased thereunder have received all Governmental Authorizations required in connection with the operation thereof and have been operated and maintained in accordance with all Legal Requirements (including all Legal Requirements relating to zoning); (vii) all facilities leased thereunder are supplied with public utilities that give adequate service to the Leased Real Property, and the Leased Real Property has unlimited access to and from publicly dedicated streets, the responsibility for maintenance of which has been accepted by the appropriate

Governmental Body, (viii) no rights or interests of any Acquired Company under the leases or subleases have been waived or released; and (ix) no consent of the lessor is required in connection with the Contemplated Transactions. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in Seller's or an Acquired Company's possession and any policies of title insurance currently in force and in the possession of Seller or an Acquired Company with respect to each such parcel of Leased Real Property have heretofore been delivered by Seller to Buyer.

	(c)	Neither the whole nor any part of the Owned Real
Property or any Leased Real Property is subject to any Proceeding for condemnation, eminent domain or other taking by any public authority, and, to the Knowledge of the Seller, no such condemnation or other taking is Threatened.

	(d)	Neither Seller nor any Acquired Company has
received any notice from any Governmental Body concerning any actual or contemplated public improvements made or to be made by any Governmental Body, the costs of which are or are to become special assessments and a lien upon any Owned Real Property or Leased Real Property, and, to the Knowledge of the Seller, no such public improvement is Threatened.

	Section 4.12.  Intellectual Property.

	(a)	Schedule 4.12(a) contains a list and description
(showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all Copyrights, Patent Rights and Trademarks owned by, licensed to or used by an Acquired Company.

	(b)	Schedule 4.12(b) contains a list and description
(showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by an Acquired Company which is material to the Industrial Container Business, except Software licensed to an Acquired Company that is available in consumer retail stores and subject to "shrink-wrap" license agreements.

	(c)	Schedule 4.12(c) contains a list and description
(showing in each case the parties thereto and the material terms thereof) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 4.12(a), (ii) any Trade Secrets owned by, licensed to or used by an Acquired Company or (iii) any Software listed in Schedule 4.12(b).

	(d)	Except as disclosed in Schedule 4.12(d), an
Acquired Company either (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in its Assets, free and clear of any Encumbrance or (ii) has the perpetual, royalty-free right to use the same.

	(e)	Except as disclosed in Schedule 4.12(e), (i) all
registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 4.12(a) as being owned by an Acquired Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind, (ii) the Intellectual Property owned by an Acquired Company is valid and enforceable, (iii) an Acquired Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Acquired Company and, to the Knowledge of the Seller, there is no Basis for any such action, (iv) each Acquired Company has taken all actions necessary to protect, and where necessary register, the Copyrights, Trademarks, Software, Patent Rights or Trade Secrets which is material to the Industrial Container Business and (v) no Acquired Company is in material breach of any agreement affecting the Intellectual Property, and no Acquired Company has taken any action which would impair or otherwise adversely affect its rights in the Intellectual Property. Correct and complete copies of
(x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 4.12(a) as being owned by an Acquired Company and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 4.12(a) as being owned by an Acquired Company (together with any subsequent correspondence, notices or filings relating to the foregoing) have heretofore been delivered by Seller to Buyer.

	(f)	Except as set forth in Schedule 4.12(f), (i) no
infringement of any Intellectual Property of any other Person has occurred or results in any way from the operations, activities, products, Software, equipment, machinery or processes used in the Industrial Container Business of the Acquired Companies, (ii) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted in respect of the operations of the Industrial Container Business of the Acquired Companies, (iii) no claim of invalidity of any Copyright, Trademark or Patent Right, Software or Trade Secret has been made, and (iv) no Proceedings are pending or, to the Knowledge of the Seller, Threatened which challenge the validity, ownership or use of any Intellectual Property.

	(g)	Except as disclosed in Schedule 4.12(g), (i) the
Software which is material to the Industrial Container Business included in the Assets of the Acquired Companies is not subject to any transfer, assignment, reversion, site, equipment, or other limitations, (ii) each Acquired Company has maintained and protected the Software which is material to the Industrial Container Business included in the assets and properties of such Acquired Company that it owns (the "Owned Software") (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein, (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain,
(iv) the Acquired Companies have copies of all prior releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office,
(v) the Acquired Companies have complete and exclusive right, title and interest in and to the Owned Software, (vi) the Owned Software does not infringe any Intellectual Property of any other Person, and (vii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, enhance, modify, support, compile and use all releases or separate versions of the same.

	(h)	Except as disclosed in Schedule 4.12(h), to the
Knowledge of the Seller, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property material to the Industrial Container Business or Software material to the Industrial Container Business on behalf of an Acquired Company or any predecessor in interest to any of them either (i) is a party to a "work-for-hire" agreement under which the Acquired Company is deemed to be the original owner/author of all property rights therein or (ii) has executed an assignment or an agreement to assign in favor of the Acquired Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

	(i)	The Acquired Companies have not permitted any third
party access to the Intellectual Property material to the Industrial Container Business, except for Persons who have entered into, and who are in full compliance with, confidentiality and nondisclosure agreements with regard to the Intellectual Property material to the Industrial Container Business. The Acquired Companies have not permitted any third party to use, copy or otherwise exploit any of the Intellectual Property except pursuant to a valid and legally enforceable license agreement which protects the proprietary rights of the Acquired Companies in such Intellectual Property.

		(j)	No Person has asserted any royalty claim or other
claim whatsoever, including but not limited to claims of ownership, direct or indirect, in respect of the Intellectual Property.

		Section 4.13.  Personal Property; Condition and
Sufficiency of Assets.

	(a)	Except as set forth in Schedule 4.13(a), each of
the Acquired Companies has good title to all of its personal property (other than leased personal property), free and clear of all Encumbrances, except for Permitted Encumbrances. Except with respect to the sales of inventory in the Ordinary Course of Business, no Acquired Company is a party to a Contract whereby another Person has acquired the right or option to purchase, obtain or acquire rights in any of the Assets.

	(b)	Schedule 4.13(b) contains a brief description of
each lease or other agreement under which an Acquired Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Acquired Company without penalty or payment on notice of 90 days or less, or which involves the payment by the Acquired Company of rentals of less than $25,000 per year.

		(c)	To the Knowledge of the Seller, the buildings,
plants, structures, machinery and equipment of the Acquired
Companies that are material to the operation of the Industrial

Container Business as currently conducted are operational and are adequate for the uses to which they are being put. To the Knowledge of the Seller, except as set forth on Schedule 4.13(c), the buildings, plants and structures are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are done in the Ordinary Course of Business and are not material in nature or cost.

		Section 4.14. Inventory. All inventory of the Acquired Companies, whether or not reflected in the Most Recent Financial Statements, are in good, merchantable and useable condition in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Most Recent Financial Statements. All inventories not written off have been priced at the lower of cost or market on an accounting basis consistent with the Acquired Companies' past practices.
The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are consistent in all material respects with amounts of such inventory maintained by the Acquired Companies in the Ordinary Course of Business consistent with past practices.

		Section 4.15.  Contracts; No Defaults.

(a)	Except as set forth in Schedule 4.15(a) or as
disclosed in this Agreement, no Acquired Company is a party to or bound by: (i) any Contract for the purchase or sale of real property; (ii) any Contract that involves the future performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $100,000;
(iii) any Contract that involves the future performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $100,000;
(iv) any Contract that is an output, requirements or exclusive dealings contract (as such terms are used in Article 2 the Uniform Commercial Code); (v) any Contract that requires or commits any Acquired Company to purchase materials or inventory from any Person of an amount or value in excess of $100,000, including, without limitation, any paper supply contract; (vi) any guarantee or similar undertaking of the obligations of customers, suppliers, officers, directors, employees, Seller, affiliates of Seller or others; (vii) any collective bargaining agreement with any labor union or other employee representative of a group of employees; (viii) any joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Acquired Company with any other Person; (ix) any Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or limit the freedom of any Acquired Company to engage in any line of business or to compete with any Person; (x) any Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods other than Contracts entered into in the Ordinary Course of Business with employees and other sales personnel paying commissions or bonuses; (xi) any Contract which provides for, or relates to, the incurrence by an Acquired Company of debt for borrowed money; (xii) any Contract that was not entered into in the Ordinary Course of Business or that was entered into at a price or prices materially in excess of those otherwise available at the time of such Contract; (xiii) any employment Contract regarding employees or field representatives performing services for the Industrial Container Business which is not terminable within thirty days without payment of any amount for any reason whatsoever (except for amounts earned or accrued prior to termination), (xiv) a Contract that involves any Liability of more than $100,000 over time, (xv) any Contract that materially and adversely affects the ownership or leasing of any of the Assets or any maintenance or service agreements relating to any of the Asset, (xvi) any Contract that involves an account receivable or note receivable of more than $100,000 and (xvii) any other Contract which is material to the Acquired Companies, as a whole.

(b)	Except as set forth in Schedule 4.15(a) or in any
other Schedule hereto, each of the Contracts listed in Schedules 4.11(b), 4.12, 4.13(b) and 4.15(a) (collectively, the "Applicable Contracts") constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 4.15(a) and except for those Applicable Contracts which by their terms will expire prior to the Closing
Date) will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the Consent of, or the making of any filing with, any other party. To the Knowledge of Seller, each Acquired Company is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Applicable Contract under which the Acquired Company has or had any obligation or Liability or by which it or any of its Assets owned or used is or was bound. Each other Person that has or had any obligation or Liability under any Applicable Contract under which the Acquired Company has or had any rights is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Contract. No event has occurred or, to the Knowledge of Seller, circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract. No Acquired Company has given to or received from any other Person, at any time since January 1, 1997, any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any Applicable Contract. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Acquired Company under any Applicable Contracts with any Person. Complete and correct copies of each of the Applicable Contracts have heretofore been delivered to Buyer by Seller.

(c)	Except as set forth in Schedule 4.15(c): (i)
neither Seller nor any Related Person of the Seller (excluding any of the Acquired Companies) has any rights or obligations under any Contract that relates to the Industrial Container Business of, or any of the Assets owned or used by, an Acquired Company; and (ii) no officer, director, agent, or employee of an Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, or employee, to (A) engage in or continue any conduct, activity, or practice relating to the Industrial Container Business of the Acquired Company, or
(B) assign to an Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

		Section 4.16. Notes, Accounts and Other Miscellaneous Receivables. All notes, accounts and other miscellaneous receivables of each Acquired Company are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and, subject only to the reserve for bad debts for accounts receivable set forth on the face of the Most Recent Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Company (which bad debt reserve for accounts receivable, shall not exceed $700,000), are collectible.

		Section 4.17.  Bank Accounts; Powers of Attorney.

		(a)	Schedule 4.17(a) sets forth a complete and correct
list of all bank accounts and safe deposit boxes of the Acquired
Companies and Persons authorized to sign or otherwise act with respect thereto.

		(b)	Except as set forth on Schedule 4.17(b), There are
no outstanding powers of attorney executed on behalf of any Acquired Company.

		Section 4.18.  Insurance.

		(a)	Schedule 4.18(a) sets forth a list and brief
description (including nature of coverage, limits, deductibles, whether it is occurrence based or claims made policy, and the loss experience for the most recent five calendar years with respect to each type of coverage) of all policies of insurance maintained, owned or held by or for the benefit of the Acquired Companies during the past five calendar years. Schedule 4.18(a) also identifies any insurance policies that apply exclusively to one or more of the Acquired Companies. Seller shall cause the Acquired Companies to keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Seller and each Acquired Company have complied with each of such insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner.
Copies of all such policies have been made available to Buyer.

		(b) Schedule 4.18(b) describes any self-insurance arrangement by or affecting the Acquired Companies, including any reserves established thereunder.

		(c) Schedule 4.18(c) describes all contractual obligations of the Acquired Companies to third Persons with respect to insurance (including such obligations under leases for the Leased Real Property and other Applicable Contracts) and identifies the policy under which such coverage is provided.

		Section 4.19. Product Warranty. To the Knowledge of Seller, each product manufactured, sold, leased, or delivered by the Acquired Companies has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties. No product manufactured, sold, leased, or delivered by an Acquired Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 4.19 includes copies of the standard terms and conditions of sale or lease for an Acquired Company (containing applicable guaranty, warranty, and indemnity provisions).

		Section 4.20. Product Liability. To the Knowledge of Seller, the Acquired Companies do not have any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Acquired Companies.

		Section 4.21.  Labor Relations and Compliance.

(a)	Schedule 4.21(a) contains a complete and accurate
list of the following information for each salaried employee or commissioned salesperson of Acquired Companies with annual base compensation in 1997 in excess of $100,000 excluding commissions, bonuses, in-kind compensation and benefits: (i) name; (ii) job title; (iii) current annual compensation paid or payable.

	(b)	To the Knowledge of the Seller, no officer or
other management employee of the Acquired Companies (i) is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect the performance of his duties as an employee of an Acquired Company or the ability of an Acquired Company to conduct its business, (ii) is engaged in activities in connection with his employment by an Acquired Company that will give rise to any valid claim by a former employer that the current employee or the Acquired Company has appropriated or used any Intellectual Property of the former employer or (iii) has any plans to terminate employment with an Acquired Company.

	(c)	Except as set forth in Schedule 4.21(c), no
Acquired Company is a party to any collective bargaining or other labor Contract. Except as set forth in Schedule 4.21(c), since January 1, 1994, no Acquired Company has experienced (i) any strike, slowdown, picketing or work stoppage, (ii) any Proceeding against or affecting the Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters (including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body), organizational activity, or other labor or employment dispute against or affecting the Acquired Company or any of its premises, or (iii) any application for certification of a collective bargaining agent. To the Knowledge of the Seller, no organizational effort is presently being made or Threatened by or on behalf of any labor union with respect to employees of any Acquired Company. To the Knowledge of the Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by an Acquired Company, and no such action is contemplated by an Acquired Company.

	(d)	Except as set forth in Schedule 4.21(d), each
Acquired Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. The Acquired Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

		Section 4.22.  Employee Benefits.

		(a) Schedule 4.22 lists each "employee benefit plan," as such term is defined in section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) ("Plan"), sponsored, maintained or contributed to by Seller or any of the Acquired Companies for the benefit of the employees of the Acquired Companies, or that has been so sponsored, maintained or contributed to by Seller or any of the Acquired Companies within six years prior to the Closing. With respect to each Plan, Seller has provided or will provide within thirty days after the execution of this Agreement copies of (i) all documents that set forth the terms of each Plan and of any related trust, including (A) all plan descriptions and summary plan descriptions and (B) all summaries and descriptions furnished to participants and beneficiaries regarding the Plans for which a plan description or summary plan description is not required; (ii) all registration statements filed with respect to any Plan; (iii) all insurance policies purchased by or to provide benefits under any Plan; (iv) all Contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Plan; (v) the Form 5500 filed in each of the most recent two plan years, including all schedules thereto and the opinions of independent accountants; and (vi) with respect to each Plans intended to qualify under Section 401(a) of the IRC, the most recent determination letter issued by the IRS.

		(b)	Except as otherwise set forth in Schedule 4.22:

		(i)	neither Seller, any of the Acquired Companies nor
any Commonly Controlled Entity contributes to or has an obligation to contribute to, and have not at any time within six years prior to the Closing contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of
Section 3(37) of ERISA as the result of their employment of employees of the Acquired Companies; and as of the Closing, neither Seller, or any of the Acquired Companies nor any Commonly
Controlled Entity has incurred any Liability for either a complete or partial withdrawal from a multi-employer plan;

		(ii)	all reports and disclosures relating to the Plans
required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Plan has been administered in all material respects in compliance with its governing documents and in accordance with ERISA, the IRC, and other applicable Legal Requirements;

		(iii)	there are no Proceedings pending (other than
routine claims for benefits) or, to the Knowledge of the Seller, threatened against, or with respect to, any of the Plans or their assets;

		(iv)	to the Knowledge of Seller, no act, omission or
transaction has occurred which would result in imposition on the Seller or any Acquired Company of (A) breach of fiduciary duty liability damages under the applicable provisions of ERISA, including, but not limited to, Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of

Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the IRC;

		(v)	each of the Plans intended to be qualified under
Section 401(a) of the IRC, to the Knowledge of Seller, satisfies the requirements of such Section and has received a favorable determination letter from the Internal Revenue Service regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the Knowledge of the Seller, operated in any way which would adversely affect such qualified status;

		(vi)	no Plan is subject to Title IV of ERISA;

		(vii)	as to any Plan intended to be qualified under
Section 401(a) of the IRC, there has been no termination or partial termination of the Plan within the meaning of
Section 411(d)(3) of the IRC;

		(viii)	with respect to any Plan which is sponsored,
maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any corporation, trade, business or entity under common control with the Seller, within the meaning of Section 414(b), (c) or (m) of the IRC or Section 4001 of ERISA ("Commonly Controlled
Entity"), (A) no withdrawal liability, within the meaning of
Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no Liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred by any Commonly Controlled Entity, which Liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the IRC has been incurred, and (D) all contributions
(including installments) to such Plan required by Section 302 of ERISA and Section 412 of the IRC have been timely made;

		(ix)	no benefit is provided under any Plan through a
voluntary employees' beneficiary association, as defined in
Section 501(c)(9) of the IRC;

		(x)	no amendment has been made, or is reasonably
expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC
Section 401(a)(29); and

		(xi)	Since the last valuation date for each Plan, no
event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA Section 4001) to decrease, or the amount by which benefit liabilities exceed assets to increase.

		(c)	Except as set forth in Schedule 4.22, no Acquired
Company is a party to or is bound by any severance agreements, programs or policies. Schedule 4.22 sets forth, and the Seller has provided to Buyer, true and correct copies (where in writing) of (i) all agreements with employees or consultants of each Acquired Company, (ii) all non-competition agreements with an Acquired Company executed by officers of the Acquired Company, and (iii) all plans, programs, agreements and other arrangements of the Acquired Company with or relating to the employment and to the remuneration and compensation of its employees.

		(d)	(i) Except as set forth in Schedule 4.22, no Plan
provides retiree medical or retiree life insurance benefits to any person and (ii) the Acquired Companies are not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Section 601 through 608 of ERISA and Section 4980B of the IRC.

		(e)	Except as set forth in Schedule 4.22 or as
contemplated in this Agreement,  Seller and the Acquired
Companies have not amended, terminated or taken any other actions with respect to any of the Plans or any of the plans, programs, agreements, policies or other arrangements described in
Section 4.22 of this Agreement since the Most Recent Fiscal Year
End.

		(f) Seller, each Acquired Company and each Commonly Controlled Entities have complied with the provisions of ERISA
Section 601 et seq. and IRC Section 4980B.

		(g) No payment that is owed or may become due to any director, officer, employee, or agent of any Acquired Company will be non-deductible to the Acquired Companies or subject to tax under IRC Section 280G or Section 4999; nor will any Acquired
Company be required to "gross up" or otherwise compensate any such Person because of the imposition of any excise tax on a payment to such Person.

		(h) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

		Section 4.23.  Customers.   Schedule 4.23 sets forth
(i) a list of names and addresses of the twenty largest customers (measured by dollar volume of purchases during the eleven month period ended November 30, 1997) of the Acquired Companies (which dollar volume includes sales not only related to the Industrial Container Business, but also the IBC Business). Except as set forth in Schedule 4.23, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship with any customer or group of customers listed in Schedule 4.23 with respect to the Industrial Container Business or the IBC Business, or whose purchases individually or in the aggregate are material to the Industrial Container Business or the IBC Business or the operation of such businesses. To the Knowledge of Seller, an Acquired Company is not materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of an Acquired Company.

		Section 4.24. Guaranties. The Acquired Companies are not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

		Section 4.25.  Environmental Matters. Except for
matters disclosed in Schedule 4.25, none of the Acquired
Companies and the properties and operations of an Acquired
Company are subject to any existing, pending or, to the Knowledge of the Seller, threatened Proceeding by or before any

Governmental Body under any Environmental Law. Except for matters disclosed in Schedule 4.25, (a) the properties, operations and activities of the Acquired Companies are, and have at all time been, in compliance in all material respects with all applicable Environmental Laws; (b) all notices, permits, licenses, or similar Governmental Authorizations, if any, required to be obtained or filed by any Acquired Company under any Environmental Law in connection with any aspect of the Industrial Container Business of the Acquired Company, including without limitation those relating to the treatment, storage, or Release of a Contaminant, have been duly obtained or filed, and each Acquired Company is in compliance in all material respects with the terms and conditions of all such notices, permits, licenses and similar Governmental Authorizations; (c) there are no physical or environmental conditions existing on any Company Property or resulting from the Acquired Company's operations or activities, past or present, at any location, that would give rise to any material on-site or off-site remedial obligations imposed on an Acquired Company under any Environmental Laws;
(d) to the Knowledge of the Seller , since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all Contaminants generated by an Acquired Company have been transported only by carriers authorized under Environmental Laws to transport such Contaminants, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such Contaminants; (e) to the Knowledge of Seller there has neither been any exposure of any Person or property to any Contaminant released by an Acquired Company, nor to the Knowledge of Seller has there been any Release of any Contaminant into the Environment by an Acquired Company or in connection with its properties or operations that could reasonably be expected to give rise to any claim against an Acquired Company for damages or compensation; (f) there is not now, nor to the Knowledge of the Seller has there ever been, on or in any Company Property, any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under Section 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA or any underground storage tank or surface impoundment or landfill or waste pile; and (g) Seller has made, or will within thirty days after the execution of this Agreement make, available to Buyer all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of Seller or any Acquired Company relating to any of Company Property or the current or former operations of the Acquired Companies.

	Section 4.26. Certain Payments. To the Knowledge of Seller, neither an Acquired Company nor any director, officer, agent, or employee of an Acquired Company has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in an Acquired Company's books and records.

	Section 4.27. Related Person Services. Schedule 4.27 sets forth (a) a description of all material services provided during or after the Most Recent Fiscal Year End to an Acquired Company by Seller or any affiliate of Seller(other than an Acquired Company) utilizing either (i) assets not owned or leased by an Acquired Company or (ii) employees not employed by an Acquired Company and (b) the manner in which the costs of providing such services have been allocated to the Acquired Company and the amounts of such allocations. On or before the Closing Date, the Trademark License Agreement between SPC Resources, Inc. and one or more of the Acquired Companies has been terminated by such parties, and none of the Acquired Companies has any Liability under such agreement.

		Section 4.28. Brokers' Fees. Neither Seller nor any Acquired Company has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions.

		Section 4.29. Financial Projections. Seller has made available to Buyer certain financial projections with respect to the Industrial Container Business and the IBC Business, which projections were prepared for internal use only. Seller makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved or otherwise, except that Seller represents and warrants that such projections were prepared in good faith and are based on assumptions believed by Seller to be reasonable.

Section 4.30.  Disclosure.  The representations and
warranties of the Seller in this Agreement do not contain any untrue statement or omit to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.


ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

	Section 5.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to conduct its business as it is now being conducted.

		Section 5.2.  Authority; No Conflict.

		(a)	Buyer has full corporate power and authority to
execute, deliver and perform this Agreement and each Buyer
Ancillary Agreement to which it is a party. This Agreement and each Buyer Ancillary Agreement has been duly approved and authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery of the Buyer Ancillary Agreements, such agreements will constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

		(b)	Except as set forth in Schedule 5.2(b), neither
the execution and delivery of this Agreement or any of the Buyer
Ancillary Agreements nor the consummation or performance of this Agreement, any of the Buyer Ancillary Agreements or any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the board of directors or the shareholder(s) of Buyer; (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer may be subject; or (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which Buyer is a party. Except as provided under the HSR Act and except as set forth in Schedule 5.2(b), Buyer is not and will not be required to give any notice to or obtain any Consent from any Person
(including from any Governmental Body) in connection with the execution and delivery of this Agreement, any of the Buyer
Ancillary Agreements or the consummation or performance of any of the Contemplated Transactions.

	Section 5.3. Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

	Section 5.4. Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Contemplated Transactions for which Seller could become liable or obligated.

	Section 5.5. Investment. Buyer is not purchasing the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

	Section 5.6 No Default. No event of default or default, or event which with the giving of notice, lapse of time or both, would constitute a default or event of default under any Contract to which Buyer is a party or by which it or its properties are bound, exists, the effect of which would be to materially interfere with or prevent the consummation of the Contemplated Transactions.

	Section 5.7 Available Funds. Buyer has or will have at Closing sufficient funds to consummate the Contemplated
Transactions.

ARTICLE 6. CERTAIN AGREEMENTS

	Buyer and Seller covenant and agree as follows:

	Section 6.1.  Investigation of the Acquired Companies
by Buyer. Seller shall afford and cause the Acquired Companies to afford to the Representatives of Buyer complete access during normal business hours to the offices, properties (including for subsurface testing), employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of Seller and the Acquired Companies relating to the Industrial Container Business to the extent Buyer shall deem necessary or desirable. Seller shall furnish, and shall cause the Acquired Companies to furnish, to Buyer or its Representatives such information concerning the Assets, business and the operations of the Acquired Companies as shall be requested, including all such information as shall be necessary to enable Buyer or its Representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth herein have been satisfied. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller or the Acquired Companies. No investigation made by Buyer or its Representatives hereunder shall affect the representations and warranties of Seller hereunder.

	Section 6.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article 4 or 5 of this Agreement inaccurate as of the Closing Date. Each of Buyer, as a party on the one hand, and Seller, as a party on the other, shall promptly notify the other of any Proceeding that shall be instituted or Threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the Contemplated Transactions. Seller shall promptly notify Buyer of (a) any Proceeding that may be Threatened, brought, asserted or commenced against an Acquired Company which would have been listed in Schedule 4.9 if such Proceeding had arisen prior to the date hereof and (b) any other event or matter which becomes known to Seller or an Acquired Company that would cause any other representation or warranty contained in Article 4 to be inaccurate in any material respect.

	Section 6.3.  Consents of Third Parties; Governmental
Authorizations.

	(a)	Seller will (and will cause the Acquired Companies
to) act diligently and reasonably to secure the Consent, in form and substance reasonably satisfactory to Buyer, from any party to any Applicable Contract required to be obtained to permit the consummation of the Contemplated Transactions or to otherwise satisfy the conditions set forth in Article 8; provided that (i) none of Seller, the Acquired Companies or Buyer shall have any obligation to offer or pay any consideration in order to obtain any such Consents and (ii) Seller shall not make (or permit any Acquired Company to make) any agreement or understanding affecting the Assets or business of the Acquired Companies as a condition for obtaining any such Consent except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller and the Acquired Companies to obtain the Consents contemplated by this Section 6.3(a).

	(b)	During the period prior to the Closing Date,
Seller and Buyer shall (and Seller shall cause the Acquired Companies to) act diligently and reasonably, and shall cooperate with each other, in making any required filing or notification and in securing any Consents of any Governmental Body required to be obtained by them in order to permit the consummation of the Contemplated Transactions, or to otherwise satisfy the conditions set forth in Article 8; provided that Seller shall not make (or permit any Acquired Company to make) any agreement or understanding affecting the assets or business of the Acquired Companies as a condition to obtaining any such Consents except with the prior written consent of Buyer.

	(c)	Buyer and Seller have made, and will make, such
filings as are required by the HSR Act or any other antitrust law with respect to the consummation of the Contemplated Transactions and will file as promptly as practicable any supplemental information which may be requested. All such filings will comply in all material respects with Legal Requirements pursuant to which they are filed.

	Buyer has paid the filing fee required under the HSR
Act.  Buyer shall be responsible, and Seller shall cooperate, to:
(i) obtain all Governmental Authorizations of any Governmental Body under, or satisfy the requirements of, the HSR Act or other applicable antitrust laws that may be or become necessary in connection with the consummation of the contemplated transactions; and (ii) resolve any governmental or private complaint or litigation under antitrust laws that may seek to prevent, delay or impair consummation of the Contemplated Transactions.

	Section 6.4.  Operations Prior to the Closing Date.

	(a)	Seller shall cause the Acquired Companies to
operate and carry on their business only in the Ordinary Course of Business and substantially as presently operated. Consistent with the foregoing, Seller shall maintain the Assets in the same working order and condition as such Assets are in as of the date of this Agreement (reasonable wear and tear excepted) and shall use its best efforts consistent with good business practice to maintain the business organization of the Acquired Companies intact and to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Acquired Companies.

	(b)	Except as expressly contemplated by this Agreement
or except with the express written approval of Buyer, Seller shall not permit any Acquired Company to: (i) amend its Organizational Documents; (ii) issue, grant, sell or encumber any shares of its capital stock or other securities; or issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its capital stock or other securities or make any other changes in the equity capital structure of any Acquired Company; (iii) make any material change in the business or the operations of the Acquired Companies; (iv) make any capital expenditure or enter into any contract or commitment therefor, other than capital expenditures or commitments for capital expenditures currently budgeted; (v) enter into any Contract which requires the Consent of any third party to consummate the Contemplated Transactions; or make any material modification to any existing Applicable Contract or to any Governmental Authorization, other than changes made in good faith to cure document deficiencies; (vi) enter into any Contract for the purchase, lease (as lessee) or other occupancy of real property or for the sale of any Owned Real Property or exercise any option to purchase real property listed in Schedule 4.11(a) or any option to extend a lease listed in Schedule 4.11(b); (vii) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from any Acquired Company to Seller or any affiliates of Seller), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance (other than a Permitted Encumbrance) on, any of the Assets of any Acquired Company, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the Ordinary Course of Business; (viii) cancel any debts owed to or claims held by any Acquired Company (including the settlement of any claims or litigation) other than in the Ordinary Course of Business; (ix) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13); (x) accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business; (xi) delay or accelerate payment of any account payable or other Liability beyond or in advance of its due date or the date when such Liability would have been paid in the Ordinary Course of Business; (xii) allow the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Acquired Companies to vary in any material respect from the levels customarily maintained; (xiii) make, or agree to make, any payment of any dividend or distribution of Assets to Seller or any affiliate of any Seller other than distributions of cash in the Ordinary Course of Business; (xiv) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to employees of the Acquired Companies; (xv) make any change in the compensation of the employees of the Acquired Companies, other than changes made in accordance with normal compensation practices and consistent with past compensation practices; (xvi) make any material change in the accounting policies applied in the preparation of the Financial Statements contained in Schedule 4.5; (xvii) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 9.2(b) or accelerating deductions to periods for which Seller is liable pursuant to Section 9.2(a); or (xviii) enter into any agreement or take any action that would prohibited by this Section 6.4.

	Section 6.5.  Notification by Seller of Certain
Matters. During the period prior to the Closing Date, Seller will promptly advise Buyer in writing of (a) any material adverse change in the Acquired Companies or the condition of their Assets, (b) any notice or other communication from any third Person alleging that the Consent of such third Person is or may be required in connection with the Contemplated Transactions and
(c) any material default under any Applicable Contract or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

	Section 6.6. Title Abstracts and Surveys. Seller shall cause to be delivered to Buyer on or prior to the Closing Date, with respect to each parcel of Owned Real Property, (i) real estate title abstracts providing that an Acquired Company has good and marketable title to each such parcel of Owned Real Property (including all appurtenant easements), free and clear of all Encumbrances, except for Permitted Encumbrances, and each such abstract shall be accompanied by legible copies of all documents referenced in or otherwise forming the basis of the abstract (including all Permitted Encumbrances), and (ii) an ALTA land title survey, acceptable to Buyer, of a recent date with respect to each such parcel showing no encroachments or other survey defects with respect to the buildings, structures and other improvements located on such property. Buyer and Seller shall share equally the cost and expense of obtaining the title abstracts and the surveys.

	Section 6.7. Compliance with Environmental Property Transfer Acts. Seller shall provide or cause to be provided documentation deemed adequate by Buyer demonstrating full compliance with any applicable Environmental Property Transfer Act. Buyer shall cooperate with Seller in obtaining such compliance.

	Section 6.8.  Change of Corporate Names.  On or prior
to the Closing Date, Seller shall change the corporate names of each Acquired Company to a name acceptable to Buyer and that does not contain the word "Sonoco". In connection with such name changes, Seller shall comply with all Legal Requirements and shall make all filings with Government Bodies as required by applicable Legal Requirements.

ARTICLE 7.  ADDITIONAL AGREEMENTS

	Section 7.1.  Covenant Not to Compete or Solicit
Business.

	(a)	In furtherance of the sale of Industrial Container
Business to Buyer and to protect the value and goodwill of the Industrial Container Business of the Acquired Companies and in consideration for the Purchase Price, Seller covenants and agrees that, after the Closing:

	(i)   for a period ending on the tenth
       anniversary of the Closing Date, neither Seller nor any of Seller's affiliates will directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, or otherwise carry on, a business that manufactures, sells or leases plastic drums, fibre drums or intermediate bulk containers or refurbishes or reconditions plastic drums anywhere in the world;
       provided, however, that Buyer expressly
       acknowledges and agrees that Seller or any affiliate of Seller may manufacture and sell fibre drums in Indonesia, Singapore and Malaysia (the
       "Far East Fibre Drum Operations") without violating the foregoing covenant; provided, further, that Buyer expressly acknowledges and agrees that Seller may conduct the IBC Business without violating the foregoing covenant; and, provided further, that nothing set forth in this
       Section 7.1 shall prohibit Seller or Seller's affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market system;

	(ii)  for a period ending on the tenth
       anniversary of the Closing Date, neither Seller nor any of Seller's affiliates will directly or indirectly induce or attempt to persuade any supplier or customer of an Acquired Company to terminate or alter such business relationship with such Acquired Company; or

	(iii) except as approved by Buyer for a
       period ending on the third anniversary of the Closing Date, neither Seller nor any of Seller's affiliates will employ or otherwise retain the services of any Person (A) who was employed by any of the Acquired Companies at any time between December 1, 1997 and the Closing Date except for those employees actively involved with the IBC
       Business who remain as employees of Seller after the Closing and (B) who was either a salaried and/or commissioned employee; provided, however, that Buyer expressly acknowledges and agrees that Seller or any affiliate of Seller may, without violating the foregoing covenant, (A) employ Gary
       Crutchfield at any time or (B) immediately employ any Person who Buyer or any of the Acquired
       Companies voluntarily terminates after the Closing
       Date; and provided, further, that Seller expressly acknowledges and agrees that, upon the closing contemplated by the IBC Sales Agreement, that the exception set forth in this paragraph relating to employees actively involved in the IBC Business shall no longer be applicable.

	(b)	In addition, Seller covenants and agrees that
neither Seller nor any affiliate of Seller will divulge or make use of any Trade Secrets of the Acquired Companies other than (i) to disclose such secrets and information to Buyer and (ii) to use such Trade Secrets in connection with the Far East Fibre Drum Operations.

	(c)	In the event Seller or any affiliate of Seller
violates any of such Person's obligations under this Section 7.1, Buyer or any of the Acquired Companies may proceed against such Person in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 7.1 may cause Buyer or the Acquired Companies irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Buyer or any of the Acquired Companies shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such affiliate of Seller to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys' fees and court costs.

	(d)	It is the intent and understanding of each party
hereto that if, in any Proceeding before any Governmental Body or arbitrator legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such Governmental Body or arbitrator.

	Section 7.2.  Access to Records after Closing.

	(a)	For a period of six years after the Closing Date,
Seller and its Representatives shall have reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Acquired Companies prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Seller may select.

	(b)	For a period of six years after the Closing Date,
Buyer and its Representatives shall have reasonable access to all of the books and records relating to the Acquired Companies which Seller or any of its affiliates may retain after the Closing Date. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours.
Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 7.2. If Seller or any of its affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.


	Section 7.3.  Employees and Employee Benefit Plans.

(a)	Defined Benefit Pension Plans.

(i)  As of the Closing Date, each salaried
     employee of the Industrial Container Business who was actively employed and eligible, as of the Closing Date, to participate in the Sonoco Products Company Pension Plan (the "Sonoco Pension Plan") shall become eligible to participate in the Greif Bros. Corporation Employees Retirement Income Plan (the "Greif Salaried Pension Plan") and each hourly paid employee of the Industrial Container Business who was actively employed and eligible, as of the Closing Date, to participate in the Sonoco Pension Plan shall become eligible to participate in the Retirement Plan for Certain Hourly Employees of Greif Bros. Corporation (the "Greif Hourly Pension Plan"); provided, however, any such hourly paid employee who, as of the Closing Date, would be classified by Buyer as an office or salary employee shall become eligible to participate in the Greif Salaried Plan. For purposes of the Greif Salaried Pension Plan and the Greif Hourly Pension Plan, all employees of the Industrial Container Business shall, for eligibility and vesting purposes (but not for benefit accrual), receive credit for all service with Seller or any Subsidiary prior to the Closing Date. Benefits to be provided to salaried employees of the Industrial Container Business on and after the Closing Date under the Greif Salaried Pension Plan shall be substantially similar to those benefits provided to similarly situated employees of Buyer under such plan. Benefits to be provided to non-union hourly paid employees of the Industrial Container Business under the Greif Hourly Pension Plan on and after the

      Closing Date shall be substantially similar to the benefits provided to similarly situated employees of Buyer under such plan. Benefits provided to union hourly paid employees of the Industrial Container Business under the Greif Hourly Pension Plan on and after the Closing Date shall be those benefits required under each respective collective bargaining agreement in effect with respect to such employees.

(ii) 	Seller shall retain all liabilities and
      obligations under the Sonoco Pension Plan as in effect on the Closing Date, with respect to benefits accrued thereunder by employees or former employees of the Industrial Container Business prior to the Closing Date. No assets of the Sonoco Pension Plan will be transferred to any plan maintained by Buyer or the Acquired Companies. No additional benefits shall accrue under the Sonoco Pension Plan with respect to employees or former employees of the Industrial Container Business on or after the Closing Date. The benefits for each employee of the Industrial Container Business under the Sonoco Pension Plan shall not be payable prior to such employee's termination of employment with Buyer or the Acquired Companies. Seller shall provide that, with respect to all employees of the Industrial Container Business as of the Closing Date, uninterrupted service on or after the Closing Date with Buyer, any of the Acquired Companies or any other affiliate of Buyer shall qualify as service under the Sonoco Pension Plan solely for purposes of determining vesting and retirement eligibility credit (but not for the purpose of calculating benefit accrual) under the Sonoco Pension Plan.
      Buyer shall deliver to Seller, from time to time as requested, at Buyer's expense, the requisite post-Closing Date employee service information so that Seller may properly fulfill its responsibilities under this paragraph.

(iii)	As of the Closing Date, Seller shall
      assign to Buyer all of its rights in the annuity contract purchased from Metropolitan Life Insurance Company (the "Annuity") to satisfy benefit obligations to employees of the Industrial Container Business under the Continental Group, Inc. Salaried Pension Plan and the Continental Can Company, Inc. Basic Non-contributory Hourly Pension Plan (collectively, the "Continental Plans"). Seller shall execute any and all documents required by Metropolitan Life Insurance Company to effectuate the assignment of rights under the Annuity. Any and all benefit obligations under the Continental Plans with respect to employees of the Industrial Container Business shall be satisfied by the Annuity. Neither Buyer nor any of the Acquired Companies shall have any obligation or liability to pay any benefits accrued under the Continental Plans from either the assets of the Greif Salaried Pension Plan, the Greif Hourly Pension Plan, the general assets of Buyer or the general assets of any of the Acquired Companies, and Seller shall indemnify and hold harmless Buyer, the Acquired Companies, the Greif Salaried Pension Plan and the Greif Hourly Pension Plan for any benefit obligations under the Continental Plans which are not satisfied by the Annuity.

(b) Section 401(k) Plans.

(i)	  As of the Closing Date, each salaried
      employee of the Industrial Container Business who was actively employed and eligible, as of the Closing Date, to participate in the Sonoco Savings Plan (the "Sonoco Savings Plan") shall become eligible to participate in the Greif Bros. Corporation 401(k) Retirement Plan and Trust (the "Greif Salaried Savings Plan") and each hourly paid employee of the Industrial Container Business who was actively employed and eligible, as of the Closing Date, to participate in the Sonoco Savings Plan shall become eligible to participate in the Greif Bros. Corporation Production Associates 401(k) Retirement Plan and Trust (the "Greif Hourly

      Savings Plan"); provided, however, any such hourly paid employee who, as of the Closing Date, would be classified by Buyer as an office or salary employee shall become eligible to participate in the Greif Salaried Savings Plan. For purposes of the Greif Salaried Savings Plan and the Greif Hourly Savings Plan, all employees of the Industrial Container Business shall, for eligibility and vesting purposes, receive credit for all service with Seller or any Subsidiary prior to the Closing Date.
      Benefits to be provided to salaried employees of the Industrial Container Business on and after the Closing Date under the Greif Salaried Savings Plan shall be substantially similar to those benefits provided to similarly situated employees of Buyer under such plan. Benefits to be provided to non-union hourly paid employees of the Industrial Container Business under the Greif Hourly Savings Plan on and after the Closing Date shall be substantially similar to the benefits provided to similarly situated employees of Buyer under such plan.

(ii) 	As soon as administratively feasible
      following the Closing Date, Seller shall cause the trustee of the trust established under the Sonoco Savings Plan to transfer to the appropriate trust for either the Greif Salaried Savings Plan or the Greif Hourly Savings Plan, pursuant to the usual procedures utilized under the Sonoco Savings Plan for such transfers, and Buyer shall cause the Greif Salaried Savings Plan and the Greif Hourly Savings Plan to accept, an amount of cash equal to the value of the account balances of the employees of the Industrial Container Business under the Sonoco Savings Plan as of the transfer date. Prior to the transfer required under this paragraph (b)(ii), (A) the entire account balance of each employee of the Industrial Container Business shall be fully vested; (B) all common shares of Seller credited to such account balances shall be converted to cash at their then fair market value; and (C) the employees of the Industrial Container Business shall retain all rights as participants in the Sonoco Savings Plan, except for the right to receive additional contributions. Seller and Buyer will make appropriate arrangements for the payment of benefits which become due and payable under the Sonoco Savings Plan or either the Greif Salaried Savings Plan or the Greif Hourly Savings Plan prior to the date such cash transfer is made.

(c)	Multi-employer Plans.  As of the Closing Date,
Buyer shall assume all obligations to make contributions to any multi-employer pension, savings or health and welfare plan covering any employee of the Industrial Container Business, in accordance with the terms of each respective collective bargaining agreement and shall indemnify and hold harmless Seller for any multi-employer plan withdrawal liability.

(d)   Health and Welfare Benefits.

(i)  	As of April 1, 1998 (or, if applicable, as of
      the first day following the end of the Transition Period as described in paragraph (f)(i) below), each salaried employee of the Industrial Container Business who is Actively at Work shall receive health and welfare benefits from Buyer, through its health and welfare plans (the "Buyer Welfare Plans"). As of April 1, 1998 (or, if applicable, as of the first day following the end of the Transition Period, as described in paragraph
      (f)(i) below), each non-union hourly paid employee of the Industrial Container Business who is Actively at Work shall receive health and welfare benefits from Buyer, through the Buyer Welfare Plans. As of April 1, 1998 (or, if applicable, as of the first day following the end of the Transition Period, as described in paragraph (f)(i) below), each union hourly paid employee of the Industrial Container Business shall be provided by Buyer, through the Buyer Welfare Plans, with those health and welfare benefits required under each respective collective bargaining agreement in effect with respect to such employees. For purposes of this paragraph (d), an employee of the Industrial Container Business shall be considered to be "Actively at Work" if such employee is not on disability status (either short term or long term), layoff status or on leave of absence (either paid or unpaid). Any employee of the Industrial Container Business who is not Actively at Work as of April 1, 1998 will not be eligible to receive health and welfare benefits from Buyer (as described in this paragraph) until such date such employee returns to active employment with Buyer or the Acquired Companies. All such disabled employees shall receive from Seller full continuation of health and welfare coverage as well as any disability income benefits to which they would have otherwise been entitled in the absence of the sale of the Industrial Container Business.

(ii) 	From the Closing Date through March 31, 1998,
      Seller shall continue to provide all employees of the Industrial Container Business with all health and welfare benefits that they were entitled to receive as of the day preceding the Closing Date. Seller, through its health and welfare plans (the "Seller Welfare Plans"), shall remain responsible for all claims for injuries incurred and illnesses suffered prior to April 1, 1998. In addition, Seller shall provide, through the Seller Welfare Plans, all continuation of coverage rights required under Section 4980B of the Code with respect to employees and former employees (and their dependents) of the Industrial Container Business who are not Actively at Work (as described in subparagraph (i) above) on April 1, 1998. Buyer, through the Buyer Welfare Plans, will be responsible for all claims for injuries incurred and illnesses suffered on and after April 1, 1998. On or before October 31, 1998, Seller shall provide to Buyer a report regarding all benefits paid under the Seller Welfare Plans to employees of the Industrial Container Business (and their dependents) arising from injuries incurred and illnesses suffered prior to April 1, 1998 which had been filed with Seller as of the date of such report. Except as may be required under the terms of a collective bargaining agreement, Buyer shall not assume any obligation under any of the Seller Welfare Plans, including, but not limited to any obligation under any severance plans maintained by Seller.

(e) Retiree Welfare Benefits.

(i)	  As of the Closing Date, Seller shall be
      responsible for, and shall indemnify and hold harmless Buyer and the Acquired Companies for, all obligations to provide post-retirement welfare benefit coverage to (A) all former employees of the Industrial Container Business who, as of the Closing Date, were separated from the service of Seller and receiving such post-retirement coverage under Seller's group welfare plan; and
      (B) all employees (salaried, non-union hourly and union hourly) of the Industrial Container Business who, as of the Closing Date, have satisfied the age and/or service requirements to receive such post-retirement coverage had they remained in the employ of Seller until their retirement. With respect to all former employees described in (A) above, Seller shall provide such post-retirement welfare benefit coverage, after the Closing Date, in accordance with the terms of Seller's welfare benefit plan as that plan may be amended from time to time. With respect to the employees described in (B) above, Seller shall provide post-retirement welfare benefit coverage at the time of their retirement or other separation from service from Buyer or the Acquired Companies, in accordance with the terms and conditions of Seller's group welfare benefit, or, in the case of union hourly employees, in accordance with the terms of the relevant collective bargaining agreement, in effect at such retirement or separation from service.

(ii) 	As of the Closing Date, Buyer shall be
      responsible for, and shall indemnify and hold harmless Seller for, all obligations to provide post-retirement welfare benefit coverage to all union hourly employees of the Industrial Container Business who, as of the Closing Date, had not satisfied the age and/or service requirements to receive such post-retirement coverage under the terms of Seller's welfare benefit plan. Buyer shall provide the coverage described in the preceding sentence in accordance with the terms of each respective collective bargaining agreement in effect at the time of a union hourly employee's retirement or other separation from service from Buyer or the Acquired Companies. As of the Closing Date, (A) Buyer shall have no obligation to provide any post-retirement welfare benefit coverage to any salaried or non-union hourly employee of the Industrial Container Business; and such employees will not, upon their retirement or other separation from service from Buyer or the Acquired Companies, receive any post-retirement welfare benefit coverage; and (B) except as provided in paragraph (e)(iii) below, Buyer shall have no obligation regarding post-retirement welfare benefit coverage with respect to any employee or former employee of the Industrial Container Business described in paragraph (e)(i) above.

(iii)	To compensate Seller for its retained
      obligations under paragraph (e)(i) above, Buyer shall reimburse Seller for its actual costs incurred in providing the post-retirement health insurance coverage described in such paragraph
      (e)(i); provided such reimbursement shall not exceed $1,350,000 in any calendar year ($1,012,500 in 1998). Reimbursement payments contemplated by this paragraph (e)(iii) shall be made by Buyer to Seller on an annual basis, based upon invoices provided by Seller to Buyer, which invoices shall include a listing of each covered individual and the cost assignable to each such individual as determined by Seller. Buyer shall have the right, at its own expense, to audit any such invoices received from Seller. Seller and Buyer agree to cooperate in any audit or review made by Buyer or its representatives with respect to post-retirement health insurance expenses.

(f)	Transition Period.

(i)  	To the extent requested by Buyer, in writing
      to Seller, within five (5) days of the Closing Date, for the period beginning on April 1, 1998 and ending on a date determined by Buyer, not later than December 31, 1998 (hereinafter such time period shall be referred to as the "Transition Period"), each employee of the Industrial Container Business (as well as the eligible dependents of each such employee) who is a participant in the Seller Welfare Plans and who becomes an employee of Buyer or the Acquired Companies after the Closing Date shall remain a participant in the Seller Welfare Plans, subject to the following conditions:

      (A)	Buyer shall reimburse Seller (or, if
      applicable, the Seller Welfare Plans) for all benefit claims paid from the Seller Welfare Plans and applicable administrative fees accrued on behalf of any employee of the Industrial Container Business, or eligible dependent of any such employee, with respect to any injury incurred or illness suffered on or after April 1, 1998 and prior to the end of the Transition Period.

      (B)	Subject to the approval of the relevant
      insurer, Seller shall continue to pay all insurance premiums on behalf of each employee of the Industrial Container Business to continue the provision of any insured health and welfare benefits for the Transition Period, except for any HMO or similar plans that have been contracted locally by the Acquired Companies. All insurance premiums paid by Seller pursuant to this subparagraph shall be reimbursed to Seller by Buyer.

      (C)	Subject to the approval of the relevant
      insurer, Seller shall continue to pay and/or agree to obtain individual and/or aggregate stop loss insurance premiums for the Transition Period, with respect to any self-insured health and welfare plan of Seller, to retain such stop loss insurance coverage during the Transition Period with respect to claims paid on behalf of any employee of the Industrial Container Business and any dependent of any employee by Buyer pursuant to subparagraph (A) above. All insurance premiums paid by Seller, with respect to the employees of the Industrial Container Business and their eligible dependents, pursuant to this subparagraph, shall be reimbursed to Seller by Buyer.

(ii) 	Notwithstanding the provisions of
      subparagraph (i) of this paragraph (f), at the close of business on March 31, 1998 (or at the end of the Transition Period, if later), all employees of the Industrial Container Business shall cease to be eligible to make any further deferral contributions to any flexible spending account plan maintained by Seller pursuant to Section 125 of the Code (the "Seller Flexible Spending Plans"). On and after April 1, 1998, neither Buyer nor any of the Acquired Companies shall provide any salaried employee or non-union hourly employee with the opportunity to participate in any flexible spending account plan sponsored by Buyer or any of the Acquired Companies. On and after April 1, 1998, all union hourly employees will be provided by Buyer with those flexible spending account plans required under each respective collective bargaining agreement in effect with respect to such employees. With respect to salaried employees and non-union hourly employees of the Industrial Container Business, Seller shall continue, for the period beginning on April 1, 1998 and ending on December 31, 1998, to allow such employees to continue to submit claims for reimbursement under the Seller Flexible Spending Plans for any occurrence arising at any time during the 1998 calendar year.
      The reimbursable claims will not exceed the amount deducted through March 31, 1998 (or by the end of the Transition Period, if later). With respect to union hourly employees of the Industrial Container Business, on April 1, 1998, Seller shall transfer the account balances of such employees under the Seller Flexible Spending Plans to Buyer. On and after April 1, 1998, neither Seller nor the Seller Flexible Spending Plans shall have any obligations with respect to reimbursements to any union hourly employee of the Industrial Container Business.

(g)	Workers' Compensation, Disability and Employment
Claims. After the Closing Date, Seller shall be responsible for, and shall indemnify and hold harmless Buyer and the Acquired Companies for, all Liabilities and Expenses of all workers compensation claims which arise out of any injury sustained by any employee of the Industrial Container Business on or prior to the Closing Date. After the Closing Date, Seller shall be responsible for, and shall indemnify and hold harmless Buyer and the Acquired Companies for, all Liabilities and Expenses relating to any employee of the Industrial Container Business who is on short or long term disability leave on the Closing Date. After the Closing Date, Seller shall be responsible for, and shall indemnify and hold harmless Buyer and the Acquired Companies for, all Liabilities and Expenses relating to any claim of any employee of the Industrial Container Business which claim is based upon facts occurring on or prior to the Closing Date relating to the employment of such employee in the Industrial Container Business.

	Section 7.4. Confidential Nature of Information. Each of Buyer, as a party on the one hand, and Seller, as a party on the other, agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the Contemplated Transactions (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the Contemplated Transactions shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; provided that after the Closing, Buyer and the Acquired Companies may use or disclose any confidential information related to the Acquired Companies or their Assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes lawfully available to such party from a source other than the furnishing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents,
(iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed or
(iv) such party reasonably deems necessary to disclose to obtain any of the Consents contemplated hereby.

	Section 7.5. No Solicitation. After the date hereof until the termination of this Agreement or Closing, neither Seller nor any of the Acquired Companies will directly or indirectly, through any Representative of Seller or any Acquired Company (i) solicit or initiate the submission of any proposal or offer from any Person (other than Buyer) with respect to the acquisition of all or a portion of the outstanding capital stock of any Acquired Company or the merger, consolidation or sale of all or a significant portion of the Assets of any Acquired Company (an "Acquisition Proposal"), or (ii) engage in negotiations or discussions with, or furnish any information or data to any third party relating to an Acquisition Proposal (other than the transactions contemplated hereby). Seller shall cause the Acquired Companies to comply with the provisions of this Section 7.5.

	Section 7.6. Notes, Accounts and Other Miscellaneous Receivables. Subject to a bad debt reserve of $700,000 for accounts receivable, Seller guarantees to Buyer the collection of all notes, accounts and other miscellaneous receivables that are reflected on the books and records of any of the Acquired Companies as of the Closing Date or that otherwise arise out of sales or transactions occurring on or before the Closing Date relating to the Industrial Container Business or the IBC Business (the "Receivables"). From and after the Closing, Buyer shall use, or shall cause the applicable Acquired Company to use, reasonable efforts to collect the Receivables generally in accordance with Buyer's normal billing and collection practices. With respect to accounts receivable, if, at any time after ninety days after the Closing Date, the Acquired Companies shall have outstanding to be collected more than $700,000 of accounts receivable, upon the request of Buyer, Seller shall pay to Buyer (or to one or more of the Acquired Companies as Buyer may direct) within ten days of such request the difference between the total amount of such accounts receivables outstanding and $700,000; provided, however, that concurrently with any such payment by Seller, Buyer shall cause one or more of the Acquired Companies to assign to Seller the accounts receivables theretofore not collected in an amount equal to the amount of the payment by the Seller. With respect to notes receivable (including, without limitation, the note receivable in the original principal amount of $287,464 from Horton Sales Development Corp.) and other miscellaneous receivables, if, at any time after the Closing Date, any obligor under any note receivable or miscellaneous receivable shall fail to pay when due any amounts owing under the notes receivable or miscellaneous, upon the request of Buyer, Seller shall pay to Buyer (or to one or more of the Acquired Companies as Buyer may direct) within ten days of such request the entire unpaid amount of the note receivable or miscellaneous receivable; provided, however, that concurrently with any such payment by Seller, Buyer shall cause one or more of the Acquired Companies to assign to Seller the note receivable or miscellaneous receivable theretofore not collected in an amount equal to the amount of the payment by the Seller. To the extent that any accounts receivable relating to the IBC Business is on the books and records of the Seller as of the Closing Date, Seller hereby assigns such accounts receivable to the Buyer.

		Section 7.7. Environmental Matters. Subject to the following sentence, Seller shall promptly reimburse Buyer for one-half (50%) of all costs incurred in connection with conducting additional environmental investigations to define the scope and extent of environmental impacts at Seller's facilities which are identified in Environmental Resource Management's ("ERM's") proposal No. P98-DG-2001 attached hereto as Schedule
7.7. Notwithstanding the foregoing, Buyer and Seller mutually agree that the environmental investigations set forth in ERM's proposal for the facilities at Hightstown, New Jersey, Carteret, New Jersey and Overland, Missouri will not be conducted by ERM pursuant to this Section 7.7. Buyer and Seller further agree that, upon the request of Seller, Seller may request another estimate of the costs of the environmental investigations from its ERM representative or from another environmental consulting firm reasonably acceptable to Buyer. In the event such further estimates result in lower costs for the environmental investigations and the scope of such work in such estimates is acceptable to Buyer, Buyer and Seller may agree to use another environmental consultant to perform such environmental investigations. Buyer shall have sole authority to direct and authorize this and future environmental investigations, if necessary. Seller shall indemnify and hold Buyer harmless against any and all costs, including expert fees, consultants' fees, and attorneys' fees, for all necessary and appropriate additional environmental investigation and remediation required to demonstrate that environmental conditions at the identified facilities comply with applicable Environmental Law and to prevent or abate any threat to human health or the environment at Seller's facilities identified herein. Seller shall reimburse Buyer for all costs incurred in connection with those environmental matters identified on Schedule 4.25, including but not limited to costs of investigation, removal actions, remedial actions, operations and maintenance, government oversight costs, natural resource damages and claims by third parties for contribution.

		Section 7.8. Financial Statement Consents . In connection with the delivery of the audited Financial Statements referenced in Section 7.9 of this Agreement, Seller shall cause its independent auditors to deliver to Buyer upon reasonable request of Buyer such consents as may be required under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder in connection with the use of such statements by Buyer.

		Section 7.9. Delivery of Audited Financial Statements. The audited consolidated financial statement for the fiscal year ended December 31, 1995, December 31, 1996 and December 31,
1997 for the Acquired Companies relating only to the Industrial Container Business of the Acquired Companies referenced in
Section 4.5 of this Agreement were not completed as of the Closing Date. Seller shall deliver or cause to be delivered such audited consolidated financial statements to the Buyer within thirty days after the Closing Date. Such audited consolidated financial statements shall be in a form acceptable for Buyer to file with its Form 8-K with the Securities and Exchange
Commission. For purposes of this Agreement, such audited financial statements shall be deemed to have been delivered as of the Closing Date. In addition, in the event that the transactions contemplated by the IBC Sales Agreement close, Seller shall deliver or cause to be delivered such audited consolidated financial statements for such three year period relating to the IBC Business to the Buyer at such closing or within thirty days after this Closing Date, whichever is later.
Such audited consolidated financial statements relating to the IBC Business shall be in a form acceptable for Buyer to file with its Form 8-K with the Securities and Exchange Commission.

		Section 7.10. Certain Contracts in the Name of Seller Relating to the Industrial Container Business.

		(a) Prior to the Closing Date, Seller was a party to various executory Contracts relating to the Industrial Container Business. Except as set forth on Schedule 7.10, Seller agrees that all such executory Contracts have been lawfully assigned to an Acquired Company (which, as of the Closing Date, is a lawful party to such Contract) and, to the extent required by any such Contract, Seller has obtained any Consent required in connection with such assignment. Seller shall indemnify and hold harmless
Buyer and each Acquired Company from all Damages incurred by Buyer or an Acquired Company in the event that any required
Consent to such assignment was not obtained or the assignment was otherwise not lawfully effected or binding. The representations set forth in Section 4.15(b) are hereby also made with respect to the Contracts described in this Section 7.10(a).

		(b)  With respect to the Contracts listed in Schedule
7.10 (including, without limitation, the Supply Contract between Seller and Merck & Co., Inc. relating to the Industrial Container
Business), Seller shall indemnify and hold harmless Buyer and each Acquired Company from all Damages incurred by Buyer or an

Acquired Company arising from or in connection with the failure of the Seller to lawfully assign such Contract to an Acquired
Company on or prior to the Closing Date or otherwise failing to obtain any required Consent to such assignment.

		(c) In the event that, after the Closing Date, Buyer or an Acquired Company discovers that Seller is a party to a Contract relating to the Industrial Container Business that has not been lawfully assigned to an Acquired Company and that is not described on Schedule 7.10, upon the request of the Buyer, after the Closing Date. Seller agrees to use it best efforts to obtain the lawful assignment of such Contract to an Acquired
Company and, to the extent required by any such Contract, to obtain any Consent required in connection with such assignment. Seller shall indemnify and hold harmless Buyer and each Acquired Company from all Damages incurred by Buyer or an Acquired Company arising from or in connection with the failure of the Seller to lawfully assign such Contract to an Acquired Company or otherwise failing to obtain any required Consent to such assignment.


		Section 7.11.  Option to Purchase Far East Fibre Drum
Operations.

		(a) For a period of ten years after the Closing Date, Buyer shall have the irrevocable prior right and option to purchase from Seller (or, if applicable, an affiliate of the Seller) the Far East Fibre Drum Operations. Buyer may exercise the option by giving written notice of exercise to Seller of its intention to purchase the Far East Fibre Drum Operations. Upon receipt of such notice, Seller and Buyer shall enter into a mutually satisfactory confidentiality agreement and, subject to such agreement, Seller shall provide to Buyer all financial and business information concerning the Far East Fibre Drum
Operations as may be reasonably requested by Buyer. Following delivery and receipt of such information, Seller and Buyer shall be required to negotiate reasonably and in good faith for a period of not less than sixty days such terms and conditions of the purchase and sale of the Far East Fibre Drum Operations as may be mutually satisfactory to both Seller and Buyer.

		(b) If, at any time during the ten year period after the Closing Date, Seller or an affiliate of the Seller enters into, or proposes to enter into, an agreement to sell all or any part of the Far East Fibre Drum Operations to an unrelated third Person, Seller shall give written notice to Buyer of such agreement or proposed agreement (the "Transfer Notice").  The
Transfer Notice shall specify all of the material terms and
conditions of such agreement or proposed agreement.  Upon receipt of such Transfer Notice, Buyer shall have the irrevocable prior right and option to purchase from Seller (or, if applicable, an affiliate of the Seller) the Far East Fibre Drum Operations on
the same terms and conditions as set forth in the Transfer Notice
(the "First Right of Refusal"). Upon receipt of such Transfer
Notice, Seller and Buyer shall enter into a mutually satisfactory confidentiality agreement and, subject to such agreement, Seller shall provide to Buyer all financial and business information concerning the Far East Fibre Drum Operations as may be reasonably requested by Buyer.  Buyer may exercise the First
Right of Refusal to purchase the Far East Fibre Drum Operations on the same terms and conditions as set forth in the Transfer
Notice by giving written notice to the Seller within sixty days
after receipt of the Transfer Notice.   If  Buyer exercises such
First Right of Refusal, Buyer and Seller shall reasonably and in good faith negotiate an agreement containing the terms that are set forth in the Transfer Notice. If the Buyer does not exercise its First Right of Refusal within sixty days after receipt of the Transfer Notice, Seller may sell the Far East Fibre Drum
Operations to the unrelated third Person identified in the

Transfer Notice strictly in accordance with the terms of the Transfer Notice.

		Section 7.12. Post_Closing Real Estate Matters. Buyer and Seller agree and acknowledge that certain issues relating to the Owned Real Property and the Leased Real Property may not be resolved until after the Closing Date. Such issues include the following:

		(a) The transfer and conveyance of certain Owned Real Property located in Lockport, Illinois from Seller to SPD and the transfer and conveyance of certain Owned Real Property located in Saraland, Alabama from the Industrial Development Board of the
City of Mobile, Alabama to SFD (such transfers being referred to herein collectively as the "Post Closing Transfers"); and

		(b) The resolution of certain matters relating to and arising out of the completion of accurate surveys of the Owned
Real Property, including (i) the encroachment onto property owned by, or to be owned by, SPD and located in Lockport, Illinois, of a building which is located on property adjacent to such SPD property, (ii) the encroachment onto property owned by SFD and located in Van Wert, Ohio, of an above-ground swimming pool and a storage shed which is located on property adjacent to such SFD property, and (iii) the potential encroachment of a parking lot and fence, owned and utilized by SFD at its Tonawanda, New York property, onto property located adjacent to such SFD property (collectively, the "Post Closing Survey
Matters").

Seller agrees to be responsible for and to indemnify Buyer against all expenses, transfer taxes, documentary stamp charges, recording fees and similar charges arising out of or in connection with the Post Closing Transfers. Additionally,
Seller agrees to be responsible for and to indemnify Buyer against all costs, expenses and charges incurred by Buyer in resolving the Post Closing Survey Matters; provided, however, that Buyer agrees that, with respect to the matter set forth in
Section 7.12(b)(i), Buyer shall not seek to be indemnified by the Seller for the value of the land that is the subject of the encroachment. The agreements between Seller and Buyer pursuant to this Section 7.12 shall neither diminish nor limit the liability of Seller arising out of the breach by Seller of any of its representations and warranties contained in this Agreement.


		Section 7.13.  Post_Closing Intellectual Property
Matters.

		(a) In connection with Seller's acquisition of part of the Industrial Container Business from KMI Continental Inc.
pursuant to a Purchase Agreement dated February 25 ,1985, Seller
(or one or its affiliates) had assigned to it certain patents that are listed on Schedule 7.13, together with all Patent Rights associated with such patents. The assignment of such patents, however, was not recorded in the United State Patent and Trademark Office. Seller represents to Buyer that, although it or one of its affiliates owns all the Patent Rights associated with such patents and all such Patent Rights to such patents are being assigned to GBC Holding Co., the patents listed on
Schedule 7.13  are not currently being used in the Industrial
Container Business. Seller agrees that if Buyer or one of its affiliates decides to use any such patent prior to the expiration of such patent, Seller shall, within thirty days of written notice of Buyer's intent to use such patent obtain, at Seller's sole cost and expense, all necessary documentation from any person as may be necessary to establish that GBC Holding Co. is the record owner of such patent as reflected upon the records of the United States Patent and Trademark Office.

		(b) Although, as of the Closing Date, Seller and its affiliates have assigned all of their right, title and interest in and to all Patent Rights and Trademarks used in connection with the Industrial Container Business to GBC Holding Co., Seller has not caused the assignments of all such Patent Rights and Trademarks that, pursuant to Legal Requirement, should be filed and recorded with a Governmental Body (including, without limitation, the United States Patent and Trademark Office).
Seller agrees that, within ninety days after the Closing, Seller shall, at its sole cost and expense, cause all such assignments of all such Patent Rights and Trademarks that, pursuant to Legal Requirement, should be filed and recorded with a Governmental
Body to be properly recorded with the appropriate Governmental
Body. Upon the request of Seller, Buyer agrees that it shall undertake to file and record, on behalf of the Seller, all such assignments with the appropriate Governmental Body provided that Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with such action (including, without limitation, all filing fees of the Governmental Body and reasonable attorneys fees incurred in connection with such action).


		Section 7.14. Patent Litigation Matters. Seller and Buyer agree that, with respect to the pending patent litigation referenced in Item 1 and Item 2 of Schedule 4.9 to this Agreement, Seller agrees to assign all rights (including all rights to damages in connection with any settlement or judgment) to such patent litigation to Buyer (or one of its affiliates as may be designated by Buyer). Seller agrees that it shall be responsible for all costs and expenses (including attorney fees) incurred on or prior to the Closing Date relating to such patent litigation. Buyer agrees that, after the Closing Date, it shall be responsible for all costs and expenses (including attorney fees) incurred after the Closing Date relating to such patent litigation. Buyer and Seller agree to execute such documents as may be necessary or appropriate in connection with any Legal Requirement (including local Court Rules) to evidence the foregoing.


ARTICLE 8.  CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

	Section 8.1. Conditions Precedent to Buyer's Obligation to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

	(a)	The representations and warranties made by Seller
to Buyer in this Agreement or any document or instrument delivered to Buyer on the Closing Date shall be true and correct
(i) in all material respects when made and (ii) on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date (except for changes contemplated by this Agreement or occurring in the Ordinary Course of Business which do not singly or in the aggregate have a Material Adverse Effect).

	(b)	Seller shall have duly performed all of the
covenants required to be performed by it or any of its affiliates under this Agreement on or before the Closing Date, and an authorized officer of Seller shall deliver to Buyer a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 8.1(a).

	(c)	There shall not be pending any Proceeding brought
by any Person before any Governmental Body challenging, affecting, or seeking material damages in connection with, this Agreement or any of the Contemplated Transactions.

	(d)	A favorable opinion of Sinkler & Boyd, P.A.,
counsel for Seller, shall have been delivered to Buyer dated as of the Closing Date, in the form agreed to by the parties.

	(e)	Early termination of or expiration of the waiting
period under the HSR Act shall have occurred on or prior to the Closing Date.

	(f)	Consents (including all Governmental
Authorizations and all Consents required to be obtained by Seller or under any Applicable Contracts to prevent a breach of such Contract) required of Seller or an Acquired Company shall have been obtained, on terms and conditions reasonably satisfactory to Buyer, and Seller and the Acquired Company shall provide evidence of the receipt of such Consents to Buyer.

	(g)	Buyer shall have satisfactorily completed its due
diligence review of the Acquired Companies.

	Section 8.2. Conditions Precedent to Seller's Obligation to Close. The obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

	(a)	The representations and warranties made by Buyer
to Seller in this Agreement or any document or instrument delivered to Seller on the Closing Date shall be true and correct
(i) in all material respects when made and (ii) on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date (except for changes contemplated by this Agreement or which do not singly or in the aggregate have a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions).

	(b)	Buyer shall have duly performed all of the
covenants required to be performed by it under this Agreement on or before the Closing Date, and an authorized officer of Buyer shall deliver to Seller a certificate dated as of the Closing Date certifying to the fulfillment of this condition and the condition set forth in Section 8.2(a).

	(c)	There shall not be pending any Proceeding brought
by any Person before any Governmental Body challenging, affecting, or seeking material damages in connection with, this Agreement or any of the Contemplated Transactions.

	(d)	A favorable opinion of Vorys, Sater, Seymour and
Pease LLP, counsel for Buyer, shall have been delivered to Seller dated as of the Closing Date, in the form agreed to by the parties.

	(e)	Early termination of or expiration of the waiting
period under the HSR Act shall have occurred on or prior to the Closing Date.

	(f)	Consents (including all Governmental
Authorizations) required of Buyer shall have been obtained, on terms and conditions reasonably satisfactory to Seller, and Buyer shall provide evidence of the receipt of such Consents to Seller.

ARTICLE 9. COVENANTS AS TO TAX MATTERS

		Section 9.1.  Section 338(h)(10) Election .

		 (a) Buyer and Seller agree to file the election provided for by IRC Section 338(h)(10) and any comparable election under state, local or foreign law (collectively and separately, the "Election") with respect to (i) the acquisition of the Shares of each Acquired Company pursuant to this Agreement and (ii) the deemed acquisition of the shares of each Subsidiary of each Acquired Company. Each party shall provide to the other all information necessary to permit the Election to be made. Seller and Buyer shall, within the time periods established by applicable Legal Requirements, execute and file IRS Form 8023-A and all other forms, returns, elections, schedules and documents as may be required to effect and preserve a timely Election.

	(b)	Seller and Buyer acknowledge and agree that for
federal income tax purposes the acquisition of the Shares pursuant to the Election will be treated as a sale of the Assets of each Company and each Subsidiary of each Company followed by a complete liquidation of each Company and each Subsidiary of each Company into Seller. In connection with the Election and within the time periods established by applicable Legal Requirements, Seller and Buyer shall act together in good faith (i) to determine and agree upon the amount of the deemed sale price of the Shares as well as the deemed sale price of the shares of each Subsidiary (within the meaning of Treasury Regulations
Section 1.338(h)(10)-1(f)) and (ii) to agree upon the proper allocations (the "Allocations") of the deemed sale price of the Shares and the shares of each Subsidiary among the Assets of each Company and each Subsidiary of each Company in accordance with the IRC and the Treasury Regulations promulgated thereunder. Neither Seller nor Buyer, nor any of their affiliates, will take any position inconsistent with the Election, the Allocations or the amount of the deemed sale prices so determined in any Tax Return or otherwise. Within the time periods established by applicable Legal Requirements for making and filing the Election, the Allocations shall be set forth in Schedule 9.1(b) to this Agreement. Except as provided below, any Liability for Taxes resulting from the Election will be borne by Seller, including, but not limited to, any income, franchise or similar Taxes imposed by any state, local or foreign taxing authority that does not allow or respect an election under IRC Section 338(h)(10) (or any comparable election under state, local or foreign law).

	(c)	If Seller breaches any covenant set forth in this
Section 9.1, Seller shall indemnify and hold Buyer, each Acquired Company and each of their affiliates harmless against any and all Taxes due from an Acquired Company which result from such breach for any and all taxable periods beginning after the Closing Date (including, but not limited to, the portion of all Straddle Periods allocable to Buyer pursuant to Section 9.2(c) hereof), together with all Expenses related thereto. For purposes of this
Section 9.1(c), the term "Taxes" shall mean the present value as of the Closing Date of the step up in the adjusted basis of the Assets of each Acquired Company that would have resulted from a valid Election, computed on the following assumptions: (i) the allocations determined pursuant to paragraph (b) hereof (taking into account Buyer's transaction costs) are correct; (ii) each highest marginal rate of tax applied to income of a corporation as of the Closing Date pursuant to applicable federal, state, local and foreign law shall apply; and (iii) the discount rate shall be the rate of interest that Key Bank, N.A., publishes as its prime rate as of the Closing Date (the "Interest Rate"). Seller shall pay such Taxes and Expenses to Buyer in immediately available funds within thirty (30) days after written demand therefor, together with interest from the Closing Date at a rate per annum equal to the Interest Rate. Buyer shall deliver with such written demand evidence of such Expenses.

		Section 9.2.  Liability for Taxes.

		 (a) Seller shall indemnify and hold Buyer, each of the Acquired Companies and each of their affiliates harmless against any and all Taxes due from any Acquired Company for any taxable period ending on or before the Closing Date in excess of the aggregate amount reflected as reserves for Taxes of the Acquired Companies on the balance sheets of the Most Recent Financial Statements, together with all Expenses related thereto. Seller shall be entitled to all refunds of Taxes payable with respect to the Acquired Companies for taxable periods ending on or before the Closing Date.

		(b) Buyer shall indemnify and hold Seller and its affiliates harmless against any and all Taxes due from any of the Acquired Companies for any taxable period beginning after the Closing Date, together with all Expenses related thereto. Buyer shall be entitled to all refunds of Taxes payable with respect to the Acquired Companies for such taxable periods.

	(c) Buyer and Seller shall allocate any Liability of the Acquired Companies for Taxes relating to taxable periods that begin before and end after the Closing Date ("Straddle Periods"). For this purpose, the portion of such Liability allocable to Seller in accordance with paragraph (a) hereof and the portion of such Liability allocable to Buyer in accordance with paragraph
(b) hereof shall be determined, in the case of property, ad valorem or franchise Taxes (other than those measured by, or based upon, net income), on a per diem basis and, in the case of other Taxes, on the basis of an interim closing of the books as of the end of the Closing Date (except that (i) exemptions, allowances and deductions for any Straddle Period that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned on a per diem basis and
(ii) real property taxes shall be apportioned in accordance with IRC Section 164(d)). All refunds of Taxes payable with respect to the Acquired Companies for a Straddle Period shall be apportioned between Buyer and Seller on the basis of their respective Liability for such Straddle Period; provided, however, that any refunds of Taxes with respect to the Acquired Companies for any Straddle Period which is related to an item for which Buyer or Seller was liable and which was paid by Buyer or Seller shall be refunded to Buyer or Seller, as the case may be.

	(d) Seller shall indemnify, defend and hold Buyer, the Acquired Companies and their affiliates harmless against any Losses and Expenses incurred by reason of the breach by Seller of any representation or warranty set forth in Section 4.10.

	Section 9.3.  Preparation and Filing of Tax Returns.

	(a) Seller shall be solely responsible for preparing and filing on a timely basis, for all taxable periods ending on or before the Closing Date, all Tax Returns with respect to the income, Assets, operations, activities, status or other matters of any of the Acquired Companies. Seller shall be solely responsible for and pay on a timely basis all Taxes shown due thereon.

	(b) If for federal, state, local or foreign tax purposes, the taxable period of any of the Acquired Companies does not terminate on the Closing Date, Buyer and Seller shall elect, to the extent permitted by applicable law, with the relevant taxing authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date, and such short taxable period shall be treated as ending on or before the Closing Date for purposes of this Agreement. Seller and Buyer shall jointly prepare (and Buyer shall file or cause to be filed on a timely basis), for all Straddle Periods, all Tax Returns with respect to the income, Assets, operations, activities, status or other matters of any of the Acquired Companies. Seller shall be solely responsible for any Taxes shown due thereon to the extent attributable to the portion of such taxable period ending on the Closing Date, and shall pay such amount over to Buyer in immediately available funds no later than three business days prior to the due date of such Tax Return. Buyer shall be solely responsible for the balance of the Taxes shown as due thereon and for payment of all amounts shown as due thereon to the appropriate Governmental Body. Notwithstanding the foregoing, to the extent that Seller has made payments of estimated Taxes with respect to any of the Acquired Companies for any Straddle Period, Seller shall be entitled to reduce its payments to Buyer under this Section 9.3(b) by the aggregate amount of such payments and, to the extent that the aggregate amount of such payments exceeds Seller's Liability for Taxes for any Straddle Period, Buyer shall pay over to Seller the amount of such excess in immediately available funds no later than three Business Days prior to the due date of the Tax Return with respect to which the estimated Taxes were payable.

	(c) Buyer shall be solely responsible for preparing and filing all Tax Returns relating to any of the Acquired
Companies for all taxable periods beginning after the Closing
Date and for paying all Taxes shown due thereon.

	(d) If Buyer and Seller cannot agree as to the amount of Taxes due with respect to any Tax Return filed for any Straddle Period, or as to the portion of such Taxes allocable to each of Buyer and Seller pursuant to Section 9.2(c) hereof, Buyer and Seller shall jointly select a nationally recognized accounting firm (the "Accounting Firm"), the determination of which regarding the resolution of the item(s) in dispute shall be binding on Buyer and Seller. If the Accounting Firm is unable to determine the proper resolution of the items in dispute prior to the five business days before the due date (after giving effect to extensions) of the Tax Return at issue, the Tax Return shall be filed with the resolution of the item(s) in dispute as proposed by Buyer, and Seller shall be required to pay to Buyer in immediately available funds three business days prior to the due date of the Tax Return the amount determined by Seller to be due by Seller. Within five business days after the Accounting Firm has reached its determination, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount of the overpayment or underpayment by Seller in immediately available funds with interest at a rate per annum equal to the Interest Rate, computed from the due date of the Tax Return.

	Section 9.4.  Cooperation and Assistance.	Buyer and
Seller agree to furnish or cause to be furnished to each other, upon written request, as promptly as practicable, such information (including without limitation reasonable access to books, records, schedules, work papers and other documents relating thereto during the providing party's regular business hours) and reasonable assistance relating to the Acquired Companies necessary for the filing of any Tax Return required to be filed after the Closing Date, preparation for any audit or prosecution or defense of any Proceeding relating to any proposed adjustment, or the verification by any party hereto of an amount payable under this Article 9 to, or receivable under this Article 9 from, another such party. Buyer and Seller shall cooperate with each other in the conduct of any audit or other Proceeding involving any of the Acquired Companies or any Person with which either of or both of them is consolidated or combined for any purposes relating to Taxes, and each shall execute and deliver such documents as are necessary to carry out the intent of this
Section 9.4.

	Section 9.5. Transfer Taxes. In the event there shall be any stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes, or other similar Taxes, if any, imposed on the Contemplated Transactions, Seller and Buyer shall share equally in the payment of such Taxes. Notwithstanding the foregoing, Seller shall be solely responsible for the payment of any such Taxes to the extent such Taxes result from the transfer of the Assets, if any, of the IBC Business to Seller on or prior to the Closing Date or to the extent such Taxes result from the transfer of Assets of the IBC Business from Seller to Buyer after the Closing Date.

	Section 9.6.  Nonforeign Affidavit.  Seller shall furnish
Buyer an affidavit, substantially in the form of Exhibit B hereto, stating, under penalties of perjury, Seller's United
States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the IRC.

ARTICLE 10.  INDEMNIFICATION; REMEDIES

	Section 10.1. Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement by Buyer and Seller are material and have been relied on by the other party hereto. All representations, warranties, covenants and agreements set forth in this Agreement and the remedies of Buyer and Seller with respect thereto, shall survive the Closing Date and shall not merge in the performance of any obligation by any party hereto; provided, however,
(a) that any claim for indemnification relating to the breach by Buyer of any of its representations and warranties contained in this Agreement may be made by Seller only if Seller shall notify Buyer on or before the expiration of the second year after the

Closing Date and (b) that any claim for indemnification relating to the breach by the Seller of any of its representations and warranties contained in this Agreement may be made by Buyer only if Buyer shall notify Seller (i) on or before the expiration of the second year after the Closing Date in the case of indemnification relating to the breach of any of the representations and warranties contained in Sections 4.1 through 4.2, Sections 4.4 through 4.6, Sections 4.8 through 4.9,
Sections 4.11 through 4.24 and Sections 4.26 through 4.30 , (ii) on or before the expiration of the tenth year after the Closing Date in the case of indemnification relating to the breach of any of the representations and warranties contained in Section 4.7 of this Agreement and (iii) at any time after the Closing Date in the case of indemnification relating to the breach of any of the representations and warranties contained in Sections 4.3, 4.10, and 4.25 of this Agreement (subject to any applicable statutes of limitation).

	Section 10.2. Indemnification and Payment of Damages by the Seller. Seller will indemnify and hold harmless Buyer and its affiliates (collectively, the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons, the amount of, any loss, liability, claim, damage (including actual, consequential, multiple, exemplary, punitive and incidental damage), fine, penalty or Expenses (collectively, "Damages"), incurred by the Buyer Indemnified Persons arising, directly or indirectly, from or in connection with:

(a)	any breach of any representation or warranty made
by Seller in this Agreement or in any other certificate or document delivered by Seller pursuant to this Agreement; or

(b)	any breach by the Seller of any covenant or
obligation of Seller in this Agreement or in other certificate or document delivered by Seller pursuant to this Agreement.

	The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Buyer Indemnified Persons.

	Section 10.3. Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller and its affiliates (the "Seller Indemnified Persons") for, and will pay to the Seller Indemnified Persons, the amount of any Damages incurred by the Seller Indemnified Persons arising, directly or indirectly, from or in connection with:

(a)	any breach of any representation or warranty made
by Buyer in this Agreement, or any other certificate or document delivered by Buyer pursuant to this Agreement; or

(b)	any breach by Buyer of any covenant or obligation
of Buyer in this Agreement or in other certificate or document delivered by Buyer pursuant to this Agreement.

	The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Seller or the other Seller Indemnified Persons.

	Section 10.4.  Limitations on Indemnification

	(a)	Except for claims for indemnification against
Seller under Section 10.2(b), under the provisions of Article 9 or under a breach of warranty under Sections 4.3 or 4.10 of this Agreement, no claim shall be made for indemnification against Seller pursuant to this Agreement unless and until the aggregate amount of Damages incurred by the Buyer Indemnified Persons under this Agreement exceeds $1,000,000 (the "Indemnification Threshold") and then Seller shall be liable for Damages only to the extent of the excess over the Indemnification Threshold.

	(b)	Except for claims for indemnification against
Buyer under Section 10.3(b) or under the provisions of Article 9 of this Agreement, no claim shall be made for indemnification against Buyer pursuant to this Agreement unless and until the aggregate amount of Damages incurred by the Seller Indemnified Persons exceeds $1,000,000 (the "Indemnification Threshold") and then Buyer shall be liable for Damages only to the extent of the excess over the Indemnification Threshold.

	(c)	The total Liability of Seller to Buyer under
Section 10.2(a) or of Buyer to Seller under Section 10.3(a) hereof shall be limited in the aggregate (for each of Sections
10.2(a) and 10.3(a), not combined) to $100,000,000.

	Section 10.5.  Procedure for Indemnification--Third Party
Claims.

(a)	If any Seller Indemnified Person or Buyer
Indemnified Person entitled to indemnification under this Agreement (an "Indemnitee") receives notice of the commencement of any Proceeding by any Person who is not a party to this Agreement or an affiliate of such a party (a "Third Party Claim") against such Indemnitee for which a party is obligated to provide indemnification under this Agreement (an "Indemnitor"), the Indemnitee will give such Indemnitor reasonably prompt written notice thereof (the "Third Party Claim Notice"), but the failure to so notify Indemnitor shall not relieve Indemnitor of its indemnity obligations with respect to such Third Party Claim unless the Indemnitor establishes that the defense of such Third Party Claim is actually prejudiced by the Indemnitee's failure to give such notice. The Third Party Claim Notice will describe the Third Party Claim in reasonable detail and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnitee. Except as otherwise set forth in this Section 10.5, the Indemnitor will have the right to assume the defense of any Third Party Claim at the Indemnitor's own expense and with counsel selected by the Indemnitor (which counsel shall be reasonably satisfactory to the Indemnitee) by giving to the Indemnitee written notice in which the Indemnitor acknowledges its responsibility to indemnify the Indemnitee (the "Assumption Notice") no later than thirty calendar days after receipt of the Third Party Claim Notice. The Indemnitor shall not be entitled to assume the defense of, and the Indemnitee shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent that such claim seeks an order, injunction or other equitable relief against the Indemnitee which, if successful, would be reasonably likely to materially interfere with the business, operations, assets, or financial condition of the Indemnitee. In the event the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee will cooperate in good faith with the Indemnitor in such defense and will have the right to participate in the defense of any Third Party Claim assisted by counsel of its own choosing and at its own expense. Notwithstanding the foregoing, if the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnitor and the Indemnitee or if the Indemnitor proposes that the same counsel represent both the Indemnitee and the Indemnitor and the Indemnitee in good faith determines that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor. If the Indemnitee does not receive the Assumption Notice within the thirty calendar day period set forth above or if the Indemnitor is not entitled to assume the defense of the Third Party Claim, the Indemnitee shall have sole control over the defense and settlement of the Third Party Claim, and the Indemnitor will be liable for all Damages paid or incurred in connection therewith

(b)	If the Indemnitor assumes the defense of the Third
Party Claim, the Indemnitor shall not compromise or settle such claim without the Indemnitee's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor and (iii) the settlement includes as an unconditional term a complete release of each Indemnitee from all liability in respect of such claim.

(c)	Each Indemnitor who assumes the defense of a Third
Party Claim shall use reasonable efforts to diligently defend such claim.

	Section 10.6. Procedure for Indemnification--Direct Claims. Except for Direct Environmental Claims (as defined in Section
10.7 of this Agreement), any claim by an Indemnitee for indemnification under this Agreement other than indemnification against a Third Party Claim (a "Direct Claim") will be asserted by the Indemnitee giving the Indemnitor written notice thereof, and the Indemnitor will have a period of thirty calendar days within which to respond in writing to such Direct Claim. If the Indemnitor does not respond within such thirty calendar day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee under this Agreement or pursuant to law.

	Section 10.7.  Procedure for Indemnification--Direct
Environmental Claims.

(a)	If the Indemnitee shall assert against the
Indemnitor any Direct Claim for indemnification relating to Environmental Law (a "Direct Environmental Claim"), Indemnitee shall give the Indemnitor notice of such Direct Environmental Claim (the "Environmental Claim Notice"), which notice shall describe in reasonable detail the claim, the amount thereof (if known and quantifiable), and a reasonably detailed description of the facts giving rise to such Direct Environmental Claim.

(b)	Indemnitor shall be entitled to assume principal
management of a Direct Environmental Claim which it acknowledges to be Indemnitor's sole or principal responsibility under this

Agreement. To assume principal management, Indemnitor must notify Indemnitee within thirty calendar days (or such other period as the parties may agree to in writing) of receipt of the Environmental Claim Notice that it intends to assume principal management, subject to Indemnitor's right to rescind such acknowledgment upon its reasonable determination, and upon prompt written notice to Indemnitee (a "Denial Notice"), that it does not bear sole or principal liability under this Agreement for the claim. Provided, however, Indemnitor shall not be entitled to issue a Denial Notice after Indemnitee has incurred substantial expenditures, obligations, or exposure in reliance on Indemnitor's assumption of principal management. In the event Indemnitor either elects not to undertake principal management or provides Indemnitee with a Denial Notice, Indemnitee may assume principal management of the subject matter of the claim, and reserve whatever rights it may have against Indemnitor. Any acknowledgment of responsibility for a claim by either the Indemnitor or Indemnitee shall be without prejudice to any rights to seek indemnity or contribution from third parties.

(c)	The party not exercising principal management with
respect to a particular Direct Environmental Claim shall be entitled, at its sole cost and expense, to monitor the satisfaction of the claim. Monitoring shall include (i) obtaining copies of all reports, work plans and analytical data submitted to Governmental Bodies, all notices or other letters or documents received from Governmental Bodies, any other documentation and correspondence materially bearing on the claim, and notices of material meetings, (ii) the opportunity to attend and participate in such material meetings, and (iii) the right of reasonable consultation with the party exercising principal management. The party exercising principal management in respect of a matter, prior to taking any action to satisfy a claim unless not practicable in view of exigent circumstances, shall prepare a written plan describing the details of such action (the "Remedial Plan") and provide the other party with copies of the Remedial Plan. Within thirty calendar days of the date that the Remedial Plan is received, the party receiving the Remedial Plan shall notify the party that provided the Remedial Plan, in writing, if it believes that the Remedial Plan is not in conformity with the standards set forth in this Section 10.7 and shall provide a detailed explanation of the reasons for its conclusions. The parties shall negotiate in good faith any dispute arising from the Remedial Plan and attempt to resolve any differences within twenty calendar days. If the parties are unable to resolve any dispute arising from the Remedial Plan, the matter shall be submitted to arbitration as provided in Section 10.7(g).

(d)	In the event it undertakes principal management of
any matter, Indemnitor shall, upon notice to Indemnitee, have access to the Assets necessary to implement the Remedial Plan. Indemnitor shall use its best efforts to undertake all activities that it conducts or coordinates hereunder in a manner which does not unreasonably interfere with the day-to-day operation of the Industrial Container Business.

(e)	The party undertaking principal management
hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and concluded expeditiously using commercially reasonable efforts.

(f)	The adequacy of any remedial action with respect
to a claim hereunder shall be evaluated using the following criteria: Remedial action shall be deemed adequate for purposes of satisfying the obligations hereunder to the extent that it (i) attains compliance in a cost-effective manner with any applicable Legal Requirement of Environmental Laws or is otherwise necessary to prevent or remediate a threat to human health or the Environment; and (ii) interferes to the least extent reasonably practicable with the operations of the Industrial Container Business; provided, that for purposes of this provision, a determination of what is "reasonably practicable" shall include an evaluation of the relative costs and benefits of proposed remedial actions. Remedial action shall not be required to render the Assets suitable for use beyond use as a commercial or industrial property; provided, however, that the remedial action shall meet all Legal Requirements of Environmental Law or otherwise imposed by the applicable Governmental Body.

(g)	If a dispute arises with respect to a remedial
action hereunder, the parties agree to negotiate in good faith in an attempt to resolve such dispute. In the event such dispute cannot be resolved within twenty calendar days of written notice of a dispute (or such shorter period as exigent circumstances may warrant) the parties shall select within fourteen calendar days thereafter (or such shorter period as exigent circumstances may warrant) a mutually satisfactory technical consultant or attorney (the "Environmental Arbitrator"), who shall review the information relevant to the dispute provided by the parties and within thirty calendar days (or such shorter period as exigent circumstances may warrant) render a decision binding upon the parties hereto irrespective of whether either party contests or participates in the dispute resolution. Any fees charged by the Environmental Arbitrator shall be allocated as determined by the Environmental Arbitrator between Seller and Buyer. In making its determination, the Environmental Arbitrator shall be bound by the standards set forth in this Section 10.7. If an Environmental Arbitrator cannot be agreed upon within the aforesaid period, the parties shall direct the New York city office of the American Arbitration Association Center to immediately provide a list of six potential arbitrators. From the list provided, each party shall have the opportunity to strike one name, and the American Arbitration Association shall appoint the Environmental Arbitrator from the remaining names. The final determination of the Environmental Arbitrator shall be final and binding on the parties and there shall be no appeal from or reexamination of such final determination, except for fraud, perjury, evident partiality or misconduct by the Environmental Arbitrator prejudicing the rights of any party, and to correct manifest clerical errors. The parties may enforce any final determination of the Environmental Arbitrator in any court of competent jurisdiction.

(h)	Neither party shall contact any Governmental Body
or third parties, other than such party's own Representatives regarding a potential Direct Environmental Claim without giving reasonably prompt notice thereof to the other party, when reasonably possible within the available time constraints, provided nothing herein shall require any delay in contacting any Governmental Body or third party if such delay would violate any Legal Requirement or Environmental Law. In connection with either party's assumption of the defense of the other party of a Third Party Claim relating to environmental matters, the Indemnifying Party shall promptly provide the Indemnitee with any material correspondence with Governmental Body enforcing Environmental Laws and any test results, work plans, reports, data and other material information relating thereto. Either party shall have the right in its sole discretion to participate in any such contact to the extent reasonably possible.

ARTICLE 11.  TERMINATION

	Section  11.1.  Termination.  Anything contained in
this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

	(a)	by the mutual consent of Buyer and Seller;

	(b)	by Buyer or Seller if the Closing shall not have
occurred on or before April 30, 1998 (or such later date as may be mutually agreed to by Buyer and Seller);

	(c)	by Buyer in the event of any material breach by
Seller of any of Seller's agreements, representations or warranties contained herein and the failure of Seller to cure such breach within seven days after receipt of notice from Buyer requesting such breach to be cured; or

	(d)	by Seller in the event of any material breach by
Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from Seller requesting such breach to be cured.

	Section 11.2.  Notice of Termination.  Any party
desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other party to this Agreement.

	Section 11.3.  Effect of Termination.  In the event
that this Agreement shall be terminated pursuant to Section 11.1(a), each party shall pay all expenses incurred by it in connection with this Agreement, and no party shall have any further obligations or liability for any damages or expenses under this Agreement. In the event of any other termination, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, but each party shall retain any and all rights incident to a breach by the other party of any covenant, representation or warranty under this Agreement.

ARTICLE 12.  GENERAL PROVISIONS

	Section 12.1.  Expenses. Each of Buyer, as a party on
the one hand, and Seller, as a party on the other, will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its Representatives. All costs and expenses, if any, incurred by the Acquired Companies in connection with this Agreement and the Contemplated Transactions, including the fees, expenses and disbursements of the Acquired Companies' Representatives, shall be paid by Seller.

	Section 12.2. Public Announcements. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the Contemplated Transactions, except as and to the extent that counsel for a party advises any such party that it is so obligated by Legal Requirement or the rules of any stock exchange or quotation system to issue a release or announcement, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies' employees, customers and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

	Section 12.3. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier
(with written confirmation of receipt), or (c) when received by the addressee, if sent by certified mail or a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below:


If to Seller :

Sonoco Products Company
1 North Second Street
Hartsville, SC 29550
Attn: President
Telecopier: (803) 383-7478

and to:

Sinkler & Boyd, P.A.
1426 Main Street, Suite 1200
Columbia, South Carolina 29201
Attn: William C. Boyd, Esq.
Telecopier: (803) 540-7878


If to Buyer:

Greif Bros. Corporation
425 Winter Road.
Delaware, Ohio 43015
Attn.: Michael J. Gasser, Chairman and
       Chief Executive Officer
Fax: (614) 549-6101
with a copy to:

Shawn M. Flahive, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
P.O. Box 1008
Columbus, Ohio 43216-1008
Fax : (614) 464-6350

Any party hereto may change any of the information specified above by sending notice to the other party with such changed information.

	Section 12.4. Further Assurances. The parties agree (a) to furnish upon request to each other such further information,
(b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

	Section 12.5. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

	Section 12.6. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, including the Confidentiality Agreement between Buyer and Seller dated September 24, 1997 and the Letter of Intent between Buyer and Seller dated December 10, 1997. This Agreement constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

	Section 12.7. Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other party. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

	Section 12.8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

	Section 12.9. Section Headings, Construction. The headings of the Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. Unless the context otherwise requires, references herein (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to, this Agreement, (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto.

	Section 12.10. Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

	Section 12.11.  Governing Law.  This Agreement will be
governed by the laws of the State of Ohio without regard to conflicts of laws principles.

	Section 12.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

	Section 12.13.  Incorporation of Exhibits and Schedules.
The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

	IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                         BUYER:

                                         Greif Bros. Corporation


                                         By:

                                         Its:


                                         SELLER

                                         Sonoco Products Company


                                         By:

                                         Its:

                                EXHIBITS

A.	Transitional Services Agreement
B.	Non-Foreign Affidavit
C.	Exclusive Distributorship Agreement
D.	IBC Sales Agreement


                                SCHEDULES


Schedule 4.1(b):  Conflicts
Schedule 4.2: Name, Organization and Foreign Qualifications of each Acquired Company
Schedule 4.3:  Capitalization
Schedule 4.5:  Financial Statements
Schedule 4.6:  Changes Outside the Ordinary Course of Business
Schedule 4.7:  Undisclosed Liabilities
Schedule 4.8:  Legal Requirements and Governmental Authorizations
Schedule 4.9:  Legal Proceedings and Orders
Schedule 4.10:  Taxes
Schedule 4.11(a):  Owned Real Property
Schedule 4.11(b):  Leased Real Property
Schedule 4.12:  Intellectual Property
Schedule 4.13:  Personal Property
Schedule 4.15:  Applicable Contracts
Schedule 4.17(a):  Bank Accounts
Schedule 4.17(b)   Powers of Attorney
Schedule 4.18:  Insurance
Schedule 4.19:  Product Warranty
Schedule 4.21:  Labor Relations and Compliance
Schedule 4.22:  Employee Benefits
Schedule 4.23:  Customers
Schedule 4.25:  Environmental Matters
Schedule 4.27:  Related Person Services
Schedule 5.2(b):  Conflicts
Schedule 7.7:  ERM Proposal
Schedule 7.10:  Certain Contracts
Schedule 9.1(b):  Allocations